EXECUTION VERSION

CREDIT AGREEMENT
dated as of June 2, 2014
among
MILLER ENERGY RESOURCES, INC.,
as Borrower,
KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent,
and
The Lenders Party Hereto

KEYBANK NATIONAL ASSOCIATION
Lead Arranger and Book Runner

TABLE OF CONTENTS                    Page
ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01.	Terms Defined Above 1

Section 1.02.	Certain Defined Terms 1

Section 1.03.	Types of Loans and Borrowings 33

Section 1.04.	Terms Generally; Rules of Construction 33

Section 1.05.	Accounting Terms and Determinations; GAAP 33

Section 1.06.	Timing of Payment or Performance 34
ARTICLE II
THE CREDITS

Section 2.01.	Commitments 34

Section 2.02.	Loans and Borrowings 34

Section 2.03.	Requests for Borrowings 35

Section 2.04.	Interest Elections 36

Section 2.05.	Funding of Borrowings 37

Section 2.06.	Termination and Reduction of Aggregate Maximum Credit Amounts 38

Section 2.07.	Borrowing Base 38

Section 2.08.	Letters of Credit 41
ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01.	Repayment of Loans 46

Section 3.02.	Interest 47

Section 3.03.	Alternate Rate of Interest 47

Section 3.04.	Prepayments 48

Section 3.05.	Fees 50
ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs 51

Section 4.02.	Presumption of Payment by the Borrower 52

Section 4.03.	Certain Deductions by the Administrative Agent 53

Section 4.04.	Disposition of Proceeds 53

Section 4.05.	Defaulting Lenders 53
ARTICLE V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01.	Increased Costs 56

Section 5.02.	Break Funding Payments 57

Section 5.03.	Taxes 57

Section 5.04.	Mitigation Obligations; Replacement of Lenders 62

Section 5.05.	Illegality 62

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.01.	Effective Date 63

Section 6.02.	Each Credit Event 67
ARTICLE VII
REPRESENTATIONS AND WARRANTIES

Section 7.01.	Organization; Powers 67

Section 7.02.	Authority; Enforceability 68

Section 7.03.	Approvals; No Conflicts 68

Section 7.04.	Financial Condition; No Material Adverse Change 68

Section 7.05.	Litigation 69

Section 7.06.	Environmental Matters 69

Section 7.07.	Compliance with the Laws and Agreements; No Defaults 70

Section 7.08.	Investment Company Act 71

Section 7.09.	Taxes 71

Section 7.10.	ERISA 71

Section 7.11.	Disclosure; No Material Misstatements 72

Section 7.12.	Insurance 72

Section 7.13.	Restriction on Liens 73

Section 7.14.	Subsidiaries; Foreign Operations 73

Section 7.15.	Location of Business and Offices 73

Section 7.16.	Properties; Titles, Etc 73

Section 7.17.	Maintenance of Properties 74

Section 7.18.	Gas Imbalances, Prepayments 75

Section 7.19.	Marketing of Production 75

Section 7.20.	Swap Agreements 75

Section 7.21.	Use of Loans and Letters of Credit 75

Section 7.22.	Solvency 76

Section 7.23.	Acquisition Documents 76

Section 7.24.	Foreign Corrupt Practices 76

Section 7.25.	Money Laundering 76

Section 7.26.	OFAC 77

Section 7.27.	Patriot Act 77

Section 7.28.	Security Documents 77

Section 7.29.	Labor Matters 77

Section 7.30.	Brokerage Fees 78

Section 7.31.	Material Contracts 78
ARTICLE VIII
AFFIRMATIVE COVENANTS

Section 8.01.	Financial Statements; Other Information 78

Section 8.02.	Notices of Material Events 82

Section 8.03.	Existence; Conduct of Business 82

Section 8.04.	Payment of Obligations 82

Section 8.05.	Performance of Obligations under Loan Documents and Material Contracts 82

Section 8.06.	Operation and Maintenance of Properties 83

Section 8.07.	Insurance 83

Section 8.08.	Books and Records; Inspection Rights 84

Section 8.09.	Compliance with Laws 84

Section 8.10.	Environmental Matters 84

Section 8.11.	Further Assurances 85

Section 8.12.	Reserve Reports 86

Section 8.13.	Title Information 86

Section 8.14.	Additional Collateral; Additional Guarantors 87

Section 8.15.	ERISA Compliance 88

Section 8.16.	Post-Closing Deliverables 89

Section 8.17.	Hedging Maintenance 90
ARTICLE IX
NEGATIVE COVENANTS

Section 9.01.	Financial Covenants 90

Section 9.02.	Debt 91

Section 9.03.	Liens 93

Section 9.04.	Dividends, Distributions and Redemptions 93

Section 9.05.	Investments, Loans and Advances 94

Section 9.06.	Nature of Business; International Operations 96

Section 9.07.	Limitation on Leases 96

Section 9.08.	Proceeds of Loans 96

Section 9.09.	ERISA Compliance 96

Section 9.10.	Sale or Discount of Receivables; Alaska Oil & Gas Production Tax Credits 97

Section 9.11.	Mergers, Etc 97

Section 9.12.	Dispositions of Properties 98

Section 9.13.	Transactions with Affiliates 100

Section 9.14.	Subsidiaries; Equity Interests 100

Section 9.15.	Negative Pledge Agreements; Dividend Restrictions 100

Section 9.16.	Gas Imbalances, Take-or-Pay or Other Prepayments 100

Section 9.17.	Swap Agreements 101

Section 9.18.	Acquisition Documents & Organizational Documents 101

Section 9.19.	Fiscal Year; Accounting Practices 101

Section 9.20.	Preferred Equity Interests 102

Section 9.21.	Marketing Activities 102

Section 9.22.	Consolidated G&A Expenses 102

Section 9.23.	New Well Capital Expenditures 102
ARTICLE X
EVENTS OF DEFAULT; REMEDIES

Section 10.01.	Events of Default 103

Section 10.02.	Remedies 105
ARTICLE XI
THE AGENTS

Section 11.01.	Appointment; Powers 106

Section 11.02.	Duties and Obligations of Administrative Agent 106

Section 11.03.	Action by Administrative Agent 107

Section 11.04.	Reliance by Administrative Agent 108

Section 11.05.	Subagents 108

Section 11.06.	Resignation of Administrative Agent 109

Section 11.07.	Agents as Lenders 109

Section 11.08.	No Reliance 109

Section 11.09.	Administrative Agent May File Proofs of Claim 110

Section 11.10.	Authority of Administrative Agent to Release Collateral and Liens 110

Section 11.11.	The Arranger, the Syndication Agent and the Documentation Agent 111
ARTICLE XII
MISCELLANEOUS

Section 12.01.	Notices 111

Section 12.02.	Waivers; Amendments 112

Section 12.03.	Expenses, Indemnity; Damage Waiver 113

Section 12.04.	Successors and Assigns 115

Section 12.05.	Survival; Revival; Reinstatement 119

Section 12.06.	Counterparts; Integration; Effectiveness 119

Section 12.07.	Severability 120

Section 12.08.	Right of Setoff 120

Section 12.09.	GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS
120

Section 12.10.	Headings 121

Section 12.11.	Confidentiality 122

Section 12.12.	Interest Rate Limitation 122

Section 12.13.	EXCULPATION PROVISIONS 123

Section 12.14.	Collateral Matters; Swap Agreements 123

Section 12.15.	No Third Party Beneficiaries 124

Section 12.16.	USA Patriot Act Notice 124

Section 12.17.	Alaska Statutes 124

Section 12.18.	Intercreditor Agreement 124

Section 12.19.	Keepwell 125

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	Maximum Credit Amounts

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Transfer Order Letters
Exhibit F	Form of Assignment and Assumption
Exhibit G-1	US Tax Compliance Certificate (Foreign Non-Partnership Lenders)
Exhibit G-2	US Tax Compliance Certificate (Foreign Non-Partnership Participants)
Exhibit G-3	US Tax Compliance Certificate (Foreign Partnership Lenders)
Exhibit G-4	US Tax Compliance Certificate (Foreign Partnership Participants)
Exhibit H	Form of Reserve Report Certificate

Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.14	Subsidiaries and Partnerships
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 7.20	Swap Agreements
Schedule 7.31	Material Contracts
Schedule 9.02	Existing Debt
Schedule 9.05	Existing Investments
Schedule 9.13	Transactions with Affiliates
Schedule 9.17	Swap Agreements

THIS CREDIT AGREEMENT dated as of June 2, 2014, is among: MILLER ENERGY RESOURCES, INC., a corporation duly formed and existing under the laws of the State of Tennessee (the “Borrower”); each of the Lenders from time to time party hereto; and KEYBANK NATIONAL ASSOCIATION (in its individual capacity, “KeyBank”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
R E C I T A L S
A.    The Borrower has requested that the Lenders provide certain loans and extensions of credit and the Issuing Bank provide Letters of Credit, and the Lenders have indicated their willingness to lend and the Issuing Bank has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions hereof.
B.    Now, therefore, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS
Section 1.01.    Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02.    Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.
“Administrative Agent” has the meaning set forth in the preamble hereto.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Loans” has the meaning assigned such term in Section 5.05.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and any sub-agent appointed by the Administrative Agent pursuant to Section 11.05; and “Agent” shall mean any of them individually, as the context requires.
“Aggregate Maximum Credit Amounts” means, at any time, an amount equal to the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06.
“Agreement” means this Credit Agreement, as amended, supplemented, restated, replaced or otherwise modified from time to time.
“Aircraft” means that certain Hawker 400 aircraft owned by the Borrower as of the Effective Date, acquired pursuant to the Aircraft Purchase Agreement, dated November 17, 2010, among The Heavener Company Leasing, LLC, Bristol Capital Advisors, LLC, as seller, and the Borrower, as purchaser.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a three month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 (or any successor or substitute page) at approximately 11:00 a.m., New York time, on such day (or the immediately preceding Business Day if such day is not a day on which banks are open for dealings in dollar deposits in the London interbank market). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid
Borrowing Base Utilization Percentage	<25%	>25%, but <50%	>50%, but <75%	>75%, but <90%	>90%, but <100%
ABR Loans	2.00%	2.25%	2.50%	2.75%	3.00%
Eurodollar Loans	3.00%	3.25%	3.50%	3.75%	4.00%
Commitment Fee Rate	0.50%	0.50%	0.75%	0.75%	0.75%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change in the Borrowing Base Utilization Percentage and ending on the date immediately preceding the effective date of the next such change; provided that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then, until delivery of such Reserve Report, the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.
“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount. The initial Applicable Percentage of each Lender is set forth on Annex I.
“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender and (b) any other Person whose long term senior unsecured debt rating at the time of entering into the Swap Agreement is A/A2 by S&P or Moody’s (or their equivalent) or higher.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P., (c) DeGolyer & MacNaughton and (d) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.
“Arranger” means KeyBank, in its capacity as arranger hereunder.
“Asset Coverage Test Date” means (a) the date of each Borrowing Base redetermination pursuant to Section 2.07 or any other Borrowing Base Adjustment Provisions, including all scheduled, interim and special redeterminations, (b) the last day of each fiscal quarter, commencing with the fiscal quarter ending July 31, 2014, (c) each other date on which the Loan Parties acquire or Dispose of (to the extent permitted hereby or otherwise consented to in accordance with the terms hereof) Oil and Gas Properties or any other Properties pursuant to Section 9.12 or Section 9.05(n) or otherwise with an aggregate NYMEX Value of total Proved Developed Reserves or fair market value, respectively, equal to $500,000 or more, and (d) the date on which any Borrowing or any other extension of credit is made under this Agreement.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.
“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
“Borrower” has the meaning set forth in the preamble.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Base” means at any time an amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to the Borrowing Base Adjustment Provisions.
“Borrowing Base Adjustment Provisions” means Section 2.07(e), Section 3.04(c)(iv), Section 8.13(c) and Section 9.12(d) and any other provisions hereunder which adjust the amount of the Borrowing Base.
“Borrowing Base Deficiency” occurs if, at any time, the total Revolving Credit Exposures (excluding all LC Exposure that has been Cash Collateralized in accordance with Section 3.04(c)) at such time exceeds the Borrowing Base in effect at such time. The amount of the Borrowing Base Deficiency at such time is the amount by which the total Revolving Credit Exposures of all Lenders (excluding all LC Exposure that has been Cash Collateralized in accordance with Section 3.04(c)) at such time exceeds the Borrowing Base in effect at such time.
“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 substantially in the form of Exhibit B.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.
“Capital Leases” means, in respect of any Person, all leases that are or should be, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder. Any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as an operating lease for all purposes under this Agreement, and any lease that was treated as a capital lease under GAAP at the time it was entered into that later becomes an operating lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as a capital lease for all purposes under this Agreement.
“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for LC Exposure or obligations of Lenders in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means Investments described in Section 9.05(c), (d), (e) and (f).
“Cash Management Bank” means any Person that at the time it provides Cash Management Services or (b) at any time after it has provided any Cash Management Services, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent.
“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house services, return items, interstate depository network services, electronic funds transfer services, lockbox services and stop payment services), (c) any other demand deposit or operating account relationships and (d) any other cash management services, including for collections and for operating, payroll and trust accounts of the Borrower or any of the Borrower’s Subsidiaries.
“Casualty Event” means any loss, casualty or other damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Oil and Gas Property of the Borrower or any of its Subsidiaries having an estimated dollar amount in excess of $5,000,000.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and Rule 13d-3 of the Securities and Exchange Commission thereunder as in effect on the Effective Date) of Equity Interests representing more than 30.0% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) approved or appointed by directors so nominated; or (c) other than in a Permitted Disposition, any of Scott Boruff, David Hall, David Voyticky, or Deloy Miller sells or otherwise disposes of any of the Equity Interests of the Borrower owned by such Person on the Effective Date; provided, however, that each will be permitted to sell Equity Interests of the Borrower in an amount equal to the proceeds required for (i) the exercise of warrants or stock options with respect to the Borrower’s Equity Interests prior to their expiration and/or (ii) the payment of U.S. federal and state income Taxes recognized by such Person with respect to Equity Interests granted to such Person by the Borrower as compensation for employment and the provision of services to or for the Borrower. In connection with sales of Equity Interests permitted under clause (ii) of the proviso to the prior sentence, the Person selling such Equity Interests shall provide the Administrative Agent with a detailed calculation of such Person’s taxable income derived from the receipt of Equity Interests from the Borrower as employment compensation and the proceeds generated from the sale of Equity Interests to pay the U.S. federal and state income Taxes owing with respect to such receipts within 60 days of the date of sale.
“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“CIE” means Cook Inlet Energy LLC, an Alaska limited liability company and wholly owned subsidiary of the Borrower.
“CIE Pipeline Asset Disposition” means the sale by CIE to Tesoro Alaska Company or its Affiliates of approximately eight miles of 8” diameter onshore crude oil pipeline which connects CIE’s Kustatan production facility to the Trading Bay Production Facility, together with the related right-of-way in connection with the construction and operation of the planned Trans-Foreland Pipeline project under consideration by the Alaska Department of Natural Resources.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.
“Collections Account” means (a) for so long as Section 8.16(c) permits, Account Nos. [REDACTED] and [REDACTED] maintained by the Loan Parties with Fifth Third Bank and (b) any other DDA established by any Loan Party with a Cash Management Bank into which proceeds from the sales of Hydrocarbons are deposited.
“Commitment” means, with respect to each Lender, the obligation of such Lender to make or continue Loans and to incur or acquire participations in Letters of Credit hereunder, as such obligation may be (a) modified from time to time pursuant to Section 2.06, (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b) or (c) otherwise modified pursuant to the terms of this Agreement. The amount representing each Lender’s Commitment shall at any time be the lesser of (x) such Lender’s Maximum Credit Amount and (y) such Lender’s Applicable Percentage of the then effective Borrowing Base.
“Commitment Fee Rate” means, for any date, the applicable rate per annum set forth under the heading “Commitment Fee Rate” in the Borrowing Base Utilization Grid contained in the definition of Applicable Margin. Each change in the Commitment Fee Rate shall apply during the period commencing on the effective date of such change in the Borrowing Base Utilization Percentage and ending on the date immediately preceding the effective date of the next such change.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D.
“Consolidated G&A Expenses” means, for any period, the aggregate of all general and administrative expenses of the Borrower and the Consolidated Subsidiaries paid in cash, determined on a consolidated basis in accordance with GAAP, excluding legal fees and other non-recurring items reasonably acceptable to the Administrative Agent. Annual performance bonuses acceptable to the Administrative Agent in its sole discretion shall also be excluded from “Consolidated G&A Expenses”.
“Consolidated Net Income” means with respect to the Borrower and the Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Consolidated Subsidiaries after allowances for taxes (but for the avoidance of doubt, prior to preferred stock dividends and accretions) for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (or loss) (to the extent otherwise included therein) the following: (a) the net income (or loss) of any Person in which the Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited; (c) any extraordinary gains or losses during such period and, to the extent such exclusion is approved by the Administrative Agent in its sole discretion, any other one-time or nonrecurring gains or losses, (d) non-cash gains, losses or adjustments, including non-cash gains, losses or adjustments under authoritative guidance from the FASB as a result of changes in the fair market value of derivatives and any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns and writedowns under authoritative guidance from the FASB as a result of accounting for oil and gas activities, goodwill and other intangible assets, and property, plant and equipment (for the avoidance of doubt, realized gains or losses will be counted in Consolidated Net Income in the quarter that cash is actually received or paid); (e) any non-cash employee based compensation; and (f) any gain or loss realized in connection with asset sales.
“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“DDA” means any Deposit Account (as defined in the Uniform Commercial Code as in effect on the date hereof and from time to time in the State of New York) maintained by the Borrower or any Subsidiary.
“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (including, without limitation, any earn-out obligations, contingent payment obligations, or other similar obligations associated with such purchase), but excluding trade accounts payable in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities) that are either (i) not greater than 90 days past due or (ii) are being contested in good faith by appropriate proceedings and adequate reserves therefore have been established under GAAP; (d) the principal component of obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing agreements in the ordinary course of business; (j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and (n) all obligations of such Person with respect to any arrangement, directly or indirectly, whereby such Person shall sell or transfer any material asset, and whereby such Person shall then or immediately thereafter rent or lease as lessee such asset or any part thereof. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.
For the avoidance of doubt, “Debt” does not include obligations in respect of Swap Agreements, indemnities incurred in the ordinary course of business or in connection with the Disposition of assets, any employee or director compensation, any compensation paid to employees or directors pursuant to stock appreciation rights, or obligations under operating leases.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to Section 4.05(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.05(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, and each Lender.
“Deposit Account Control Agreement” means a deposit account control agreement to be executed and delivered among any Loan Party, the Administrative Agent, the Second Lien Administrative Agent and certain banks at which such Loan Party maintains Collection Accounts or other applicable DDAs, in each case, in form and substance as may be reasonably acceptable to the Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Dispose” means to sell, lease, assign, farm-out, convey, transfer, or otherwise dispose of any Property. “Disposition” has a correlative meaning thereto.
“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date.
"Documentation Agent" means Mutual of Omaha Bank, in its capacity as documentation agent, together with its successors in such capacity.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.
“EBITDAX” means, for any period of four consecutive fiscal quarters, without duplication, (a) Consolidated Net Income for such period plus (b) the following expenses or charges to the extent deducted in calculating Consolidated Net Income for such period: Interest Expense, income Taxes, depreciation, depletion, amortization (including amortization of deferred financing costs), exploration expenses, accretion of asset retirement obligations, and other noncash charges reasonably acceptable to the Administrative Agent, plus (c) to the extent deducted in calculating Consolidated Net Income for such period, (i) the payments to be paid to Apollo Investment Corporation under and as defined in the Restructuring Agreement, (ii) costs of the initial syndication of this Agreement, and (iii) costs associated with novating existing Swap Agreements in accordance with Section 8.16(d), minus (d) the following items, to the extent added in the determination of Consolidated Net Income: (i) all noncash income included in the calculation of Consolidated Net Income and (ii) any cash received outside the ordinary course of business from any foreign, United States, state or local tax credit or incentive program, including, without limitation, any of Alaska’s programs under AS 43.55; provided, however, that if any such Person shall have consummated any acquisition or Disposition during such period, EBITDAX shall be subject to pro forma adjustments for such acquisition or Disposition (calculated in accordance with Regulation S-X under the Exchange Act, as amended or as otherwise approved by the Administrative Agent), as if such acquisition or Disposition had occurred on the first day of such period and shall also include adding back to Consolidated Net Income any non-recurring or one-time cash or non-cash charges or expenses associated with such acquisition or Disposition that are reasonably acceptable to the Administrative Agent; provided further that (i) for the fiscal quarter ended July 31, 2014, EBITDAX shall be EBITDAX for the fiscal quarter then ended multiplied by 4, (ii) for the fiscal quarter ended October 31, 2014, EBITDAX shall be EBITDAX for the two fiscal quarters then ended multiplied by 2, and (iii) for the fiscal quarter ended January 31, 2015, EBITDAX shall be EBITDAX for the three fiscal quarters then ended multiplied by 4/3.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).
“Engineering Reports” has the meaning assigned such term in Section 2.07(c)(i).
“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health and safety (insofar as either may be affected by a Release of, or exposure to, Hazardous Materials) the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary is located, including, the Oil Pollution Act of 1990, as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Natural Gas Pipeline Safety Act of 1968, as amended, the Hazardous Liquid Pipeline Safety Act of 1979, as amended, and other environmental conservation or protection Governmental Requirements.
“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.
“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.
“ERISA Event” means (a) a Reportable Event with respect to any Plan subject to Title IV of ERISA, (b) the withdrawal of the Borrower or any of its Subsidiaries or ERISA Affiliates from a Plan subject to Title IV of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Plan or a Multiemployer Plan or, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Plan subject to Title IV of ERISA, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, or (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of the Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Section 10.01.
“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law or otherwise in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out or farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision or any deposit account agreement or similar agreement relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and not in connection with the borrowing of money, and (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided, further that Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Secured Parties is to be hereby implied or expressed by the permitted existence of such Excepted Liens.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto.
“Excluded Swap Obligations” means any obligation of any Guarantor to pay or perform under any Swap Agreement, if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or any other applicable Governmental Requirement.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, each Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) Taxes imposed on or measured by net income (however denominated), state franchise Taxes, and branch profits Taxes, in each case, (i) by the United States of America (or any political subdivision thereof) or such other jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.04(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to any such recipient’s failure to comply with Section 5.03(e), and (d) any United States federal withholding Tax that is imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letter” means that certain Fee Letter dated March 25, 2014 among the Borrower and the Administrative Agent.
“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.
“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).
“fiscal quarter” means each fiscal quarter ending on the last day of each July, October, January and April.
“fiscal year” means each fiscal year of the Borrower and its Subsidiaries for accounting and tax purposes, ending on April 30 of each year.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding LC Exposures other than LC Exposures as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.
“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement executed by the Borrower and the Guarantors in form and substance reasonably acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time.
“Guarantors” means each Subsidiary of the Borrower and each other Person who may hereafter guarantee payment or performance of the whole or any part of the Secured Obligations pursuant to Section 8.14(b).
“Gunsight Acquisition” means the acquisition by the Borrower of approximately 2,207 acres of land owned by Gunsight Holdings LLC in Scott County, Tennessee, as set forth in the Gunsight Acquisition Agreement, for a total purchase price of $1,300,000, with $300,000 deposited by Borrower at signing of the agreement, $50,000 due at closing and the remainder payable over three years, plus interest on any unpaid portion of that purchase price, at a rate of 5%.
“Gunsight Acquisition Agreement” means the Contract for Sale of Real Estate between Gunsight Holdings LLC, as seller and the Borrower, as buyer, with an effective date of January 28, 2014.
“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste (including drilling fluids and any produced water), crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious materials or medical wastes.
“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Secured Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired by the Borrower or any Guarantor in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.
“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products refined or separated therefrom.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower any Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Initial Reserve Report” means (a) the report of Ryder Scott Company Petroleum Consultants, L.P., dated as of December 10, 2013 with respect to certain Oil and Gas Properties of the Borrower and its Subsidiaries and (b) the report of Ryder Scott Company Petroleum Consultants, L.P., dated as of December 9, 2013, with respect to certain Oil and Gas Properties of the Borrower and its Subsidiaries as of December 1, 2013.
“Intercreditor Agreement” means that certain Intercreditor Agreement, dated the date hereof, by and among the Borrower, the Guarantors, the Administrative Agent, the Second Lien Administrative Agent and the other parties thereto, as amended or otherwise modified from time to time in accordance with the terms hereof and thereof.
“Interest Coverage Ratio” means for any date of determination the ratio of (i) EBITDAX for the period of four fiscal quarters ending on or immediately prior to such date to (ii) Interest Expense for such period.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04 substantially in the form of Exhibit C.
“Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of obligations under any Capital Lease or Synthetic Lease) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding, for the avoidance of doubt, interest on preferred stock), plus (b) any interest accrued during such period in respect of Debt of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP plus (c) all fees, including, waiver fees, amendment fees, consent fees, upfront fees or any other fee or expense, however styled, paid to the administrative agent and/or the lenders under the Second Lien Term Loan for their own benefit (but excluding payments under the Restructuring Agreement as it exists on the date hereof); provided that (i) for the fiscal quarter ended July 31, 2014, Interest Expense with respect to clauses (a) and (b) for the fiscal quarter then ended shall be multiplied by 4, (ii) for the fiscal quarter ended October 31, 2014, Interest Expense with respect to clauses (a) and (b) for the two fiscal quarters then ended shall be multiplied by 2, and (iii) for the fiscal quarter ended January 31, 2015, Interest Expense with respect to clauses (a) and (b) for the three fiscal quarters then ended shall be multiplied by 4/3. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Subsidiary with respect to interest rate Swap Agreements.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last Business Day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interim Redetermination” has the meaning assigned such term in Section 2.07(b).
“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as set forth in Section 2.07(d).
“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or of a business unit of such Person (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or of any Oil and Gas Properties or activities related to Oil and Gas Properties (other than an acquisition by any Loan Party of such interests in any Oil and Gas Properties or activities related to Oil and Gas Properties of any other Loan Party, or transfer of such interests from one Loan Party to another, provided that (i) no Default or Event of Default has occurred and is continuing and (ii) such acquisition or transfer shall not adversely affect the security interests of the Administrative Agent or any Secured Party granted under any Loan Document; (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); or (c) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person. For purposes hereof a “business unit” means (i) with respect to any seller from whom a collection of business assets are being acquired, a relatively autonomous division of that seller that has been operated by the seller as an independent enterprise within the seller’s overall business or (ii) any collection of assets that would be reasonably expected to be operated as a relatively autonomous division of the Borrower or any Subsidiary thereof.

“Issuing Bank” means KeyBank, in its capacity as the issuer of Letters of Credit hereunder or any other Lender that agrees to issue Letters of Credit, and its successors in such capacity as provided in Section 2.08(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. References herein and in the other Loan Documents to an Issuing Bank shall be deemed to refer to such Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires. Any Lender may, from time to time, become an Issuing Bank under this Agreement with the protections and rights afforded to Issuing Bank hereunder by executing a joinder, in a form reasonably satisfactory to (and acknowledged and accepted by) the Administrative Agent and the Borrower, indicating such Lender’s “LC Commitment” and upon the execution and delivery of any such joinder, such Lender shall be an Issuing Bank for all purposes hereof.
“LC Borrowing” means a LC Disbursement which has not been reimbursed or refinanced as a Borrowing.
“LC Commitment” means, at any time, ten million dollars ($10,000,000).
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, as at any date of determination, the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit plus (b) the aggregate amount of all LC Borrowings. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Letter of Credit Agreements” means all Letter of Credit Applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with an Issuing Bank relating to any applicable Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an Issuing Bank.
“Leverage Ratio” means for any date of determination the ratio of (a) Total Debt as of such date to (b) EBITDAX for the four fiscal quarters ending on or immediately prior to such date.
“LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, the rate (rounded upwards, if necessary, to the next 1/100 of 1%) appearing on the applicable Reuters screen (or on any successor or substitute screen of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Loan for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Eurodollar Loan and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent (or such other commercial bank reasonably selected by the Administrative Agent) in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
“Liquidity” means at any time, the sum of (a) readily and immediately available unrestricted cash held in deposit accounts of any Loan Party and Cash Equivalents of the Loan Parties, in each case, which are free and clear of all Liens (other than Liens in favor of Administrative Agent securing the Secured Obligations and the Second Lien Administrative Agent securing the Second Lien Secured Obligations) and which are reflected on the Borrower’s balance sheet, and (b) the amount of the Loans that are then available for borrowing.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit, the Letter of Credit Agreements, the Security Instruments, the Intercreditor Agreement and any other agreement entered into, now or in the future, in connection with this Agreement.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Majority Lenders” means, (a) at any time while no Loans or LC Exposure is outstanding, (i) if at such time there are three or less Lenders, Lenders having 100.00% of the Aggregate Maximum Credit Amounts and (ii) if at such time there are four or more Lenders, Lenders having more than fifty percent (50.00%) of the Aggregate Maximum Credit Amounts; and (b) at any time while any Loans or LC Exposure is outstanding, (i) if at such time there are three or less Lenders, Lenders having 100.00% of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)) and (ii) if at such time there are four or more Lenders, Lenders holding more than fifty percent (50.00%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Majority Lenders.
“Management Option Proceeds” means any cash proceeds received by the Borrower as consideration from the exercise by any director or officer of the Borrower of any option to purchase Equity Interests of the Borrower.
“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, operations, Property, assets, liabilities (actual or contingent), condition (financial or otherwise), prospects, or material agreements of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower, any Subsidiary or any Guarantor to perform any of its obligations under the Loan Documents to which it is a party or (c) the validity or enforceability of any Loan Document or the rights or remedies of or benefits available to the Administrative Agent, any other Agent, any Issuing Bank or the Lenders thereunder.
“Material Contract” means, as to any Person, any supply, purchase, service, employment, tax, indemnity, farm-in agreement, farm-out agreement, gas marketing, gas imbalance, operating, unitization, communitization, partnership, joint venture or other agreement of such Person or any of its Subsidiaries or by which such Person or any of its Subsidiaries or any of their respective properties are otherwise bound, if such agreement either (i) requires the expenditure of over $100,000 by such Person during any calendar year (other than contracts with respect to the routine acquisition of leasehold, the drilling of wells, the construction and operation of gathering, processing or treating facilities or equipment, or other similar contracts pursuant to which such Person routinely acquires, drills, develops and operates the Hydrocarbon Interests), or (ii) involves the sale of more than $1,000,000 in Hydrocarbons by such Person in any calendar year (except to the extent any such contract is cancelable by such Person on 60-days’ notice or less), or (iii) involves a liability of such Person in excess of $500,000, or (iv) results or could reasonably be expected to result in the loss of title to, or the transfer or creation of a Lien upon any Property (except to the extent otherwise permitted hereunder), as the same shall be amended, modified and supplemented and in effect from time to time.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an individual or aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value.
“Maturity Date” means June 2, 2017.
“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b) or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).
“Miller 2009 Partnership” means Miller Energy Income 2009-A, LP, a Delaware limited partnership, and its successors and permitted assigns.
“Miller Drilling Fund” means a limited partnership or similar investment vehicle to which the Borrower or other Loan Party Disposes of any Oil and Gas Property on which no Proved Reserves are located in accordance with Section 9.12 for the purpose of financing the exploration and development of such contributed property.
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Banks in their sole discretion.
“Money Laundering Law” means any law governing conduct or acts designed in whole or in part to conceal or disguise the nature, location, source, ownership or control of money (including currency or equivalents, e.g., checks, electronic transfers, etc.) to avoid a transaction reporting requirement under state or federal law or to disguise the fact that the money was acquired by illegal means.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
“Mortgage” means each of the mortgages or deeds of trust executed by any one or more Loan Parties for the benefit of the Secured Parties as security for the Secured Obligations, together with any assumptions or assignments of the obligations thereunder by any Loan Party, and “Mortgages” shall mean all of such Mortgages collectively.

“Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Mortgages.
“Multiemployer Plan” means a multiemployer plan, as defined in section 3(37) or 4001(a)(3) of ERISA, that is subject to Title IV of ERISA and to which the Borrower, a Subsidiary or an ERISA Affiliate is making or accruing an obligation to make contributions or was obligated to make contributions within the last six (6) years.
“New Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(d).
“New Well Capital Expenditures” means (a) any exploration or development expenditures and costs that are capital in nature in respect of the development, drilling or completion of any well comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any Subsidiary if the drilling of such well had not begun prior to the date of delivery of any notice pursuant to Section 5.09 of the Intercreditor Agreement and (b) any exploration or development expenditures and costs (other than expenditures made and costs incurred in respect of maintenance, health, safety, welfare and environmental matters) in excess of $10,000,000 in the aggregate that are capital in nature in respect of the development, drilling or completion of any well not described in the foregoing clause (a).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.
“NYMEX” has the meaning specified in the definition of “NYMEX Price”.
“NYMEX Price” means, as of the date of the determination thereof with respect to each of the appropriate crude oil or natural gas categories included in the then most recent Reserve Report provided by the Borrower to Administrative Agent pursuant to Section 8.12, the prices for the 36 succeeding monthly futures contract prices (the “3 Year Strip”) and held constant thereafter based on the price of the average of the contract prices for the last twelve (12) months of such 3-Year Strip period, commencing with the month during which the determination is to be made, as quoted on the New York Mercantile Exchange (the “NYMEX”) and published in a nationally recognized publication for such pricing as selected by the Administrative Agent, adjusted to account for the historical basis in a manner acceptable to the Administrative Agent, and held constant thereafter; provided, however, in the event that the NYMEX no longer provides futures contract price quotes for 36 month periods, the longest period of quotes of less than 36 months shall be used and held constant thereafter based on the average of the contract prices for the last twelve (12) months of such period, and, if the NYMEX no longer provides such futures contract quotes or has ceased to operate, the Administrative Agent shall designate another nationally recognized commodities exchange to replace the NYMEX for purposes of the references to the NYMEX herein.
“NYMEX Value” means, at any date of determination thereof as to the Proved Developed Producing Reserves or Proved Developed Non-Producing Reserves of the Loan Parties, the discounted present value (determined at a discount factor of 10%) of future net revenues (i.e., after deducting production and ad valorem taxes and less future capital costs and operating expenses) from Proved Developed Producing Reserves or Proved Developed Non-Producing Reserves, as the case may be, of the Loan Parties as of such date calculated for all volumes covered under Swap Agreements at the contract price under such Swap Agreements (taking into account any Swap Agreements covering basis differential) and for all volumes in excess of the volumes covered under Swap Agreements utilizing the NYMEX Price and assuming that production costs (which shall include a good faith estimate of net abandonment costs) thereafter remain constant on a per barrel of oil equivalent basis.
“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization agreements, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, transportation, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
“Other Connection Taxes” means, with respect to the Administrative Agent, any Issuing Bank, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04).
“Participant” has the meaning assigned to such term in Section 12.04(c)(i).
“Participant Register” has the meaning assigned to such term in Section 12.04(c)(i).
“Patriot Act” has the meaning assigned to such term in Section 12.16.
“PBGC” means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.
“Pellissippi Pointe Entities” means the collective reference to Pellissippi Pointe, L.L.C., a Tennessee limited liability company and Pellissippi Pointe II, LLC, a Tennessee limited liability company.
“Permitted Disposition” means any transfer, contribution, sale or other Disposition of Equity Interests of the Borrower by (a) Scott Boruff, David Voyticky, or David Hall, of 30% or less of the Equity Interests of the Borrower owned by such Person on the Effective Date or (b) Deloy Miller, of 50% or less of the Equity Interests of the Borrower owned by such Person on the Effective Date, in any case, so long as (i) the Borrower delivers all documents entered into in connection with such transfer, contribution, sale or Disposition of Equity Interests to the Administrative Agent on or prior to the date of such transfer, contribution, sale or Disposition of Equity Interests, which documents shall be in form and substance reasonably satisfactory to the Administrative Agent and (ii) the value of any such Equity Interests subject to such transfer, contribution, sale or other Disposition shall be equal to or greater than $10 per share for the ten (10) consecutive Business Days preceding the date of such transfer, contribution, sale or Disposition without giving effect to any splits or reverse splits of stock effective on or after the Effective Date.
“Permitted Refinancing Debt” means Debt (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to refinance, all of any other Debt (the “Refinanced Debt”); provided that (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such exchange or refinancing; (b) such new Debt has a stated maturity no earlier than the stated maturity of the Refinanced Debt and a weighted average life no shorter than the weighted average life of the Refinanced Debt; (c) such new Debt does not have a stated interest rate in excess of the stated interest rate of the Refinanced Debt; (d) such new Debt does not contain any covenants which, taken as a whole, are more onerous to the Borrower and its Subsidiaries than those imposed by the Refinanced Debt and (e) if such Refinanced Debt was subordinated, such new Debt (and any guarantees thereof) is subordinated in right of payment to the Secured Obligations (or, if applicable, the Guarantee and Collateral Agreement) to at least the same extent as the Refinanced Debt and is otherwise subordinated on terms reasonably satisfactory to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA but excluding any Multiemployer Plan, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent (or such other commercial bank reasonably selected by the Administrative Agent) based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.
“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments such Lender at such time and the denominator of which is the amount of the total Commitments at such time; provided that, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.
“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).
“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).
“Proved Developed Non-Producing Reserves” has the meaning set forth in the definition of “Proved Reserves.”

“Proved Developed Producing Reserves” has the meaning set forth in the definition of “Proved Reserves.”
“Proved Developed Reserves” has the meaning set forth in the definition of “Proved Reserves.”
“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (as used herein, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question. “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions. “Proved Developed Non-Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Non-Producing” in the Definitions. “Proved Developed Reserves” means Proved Reserves which are categorized as either “Proved Developed Producing Reserves” or “Proved Developed Non-Producing Reserves” in the Definitions.
“Qualified ECP Guarantor” means, in respect of any Secured Swap Agreement, each Loan Party that has total assets exceeding $10,000,000 at the time such Secured Swap Agreement is incurred or such other person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder.
“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.
“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).
“Refinanced Debt” has the meaning assigned such term in the definition of “Permitted Refinancing Debt”.
“Register” has the meaning assigned to such term in Section 12.04(b)(iv).
“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.
“Remedial Work” has the meaning assigned such to term in Section 8.10(a).

“Reportable Event” means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days’ notice to the PBGC is waived under applicable regulations.
“Required Lenders” means, (a) at any time while no Loans or LC Exposure is outstanding, (i) if at such time there are three or less Lenders, Lenders having 100.00% of the Aggregate Maximum Credit Amounts and (ii) if at such time there are four or more Lenders, Lenders having at least sixty-six and two thirds percent (66.67%) of the Aggregate Maximum Credit Amounts; and (b) at any time while Loans or LC Exposure is outstanding, (i) if at such time there are three or less Lenders, Lenders having 100.00% of the outstanding aggregate principal amount of the Loans or participation interests in such Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)) and (ii) if at such time there are four or more Lenders, Lenders holding at least sixty-six and two thirds percent (66.67%) of the outstanding aggregate principal amount of the Loans or participation interests in such Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders.
“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each May 1st or November 1st (or such other date in the event of an Interim Redetermination of the Borrowing Base) the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Subsidiaries located in the United States of America, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the economic assumptions consistent with the Administrative Agent’s lending requirements at the time.
“Reserve Report Certificate” has the meaning set forth in Section 8.12(c).
“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.
“Restructuring Agreement” means, as in effect on the date hereof, that certain letter agreement dated as of February 3, 2014 re: Prepayment Premiums among the Borrower and Apollo Investment Corporation, as administrative agent and lender.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.
“Savant Acquisition” means the merger of Miller Energy Colorado 2014-1, LLC, with Savant Alaska, LLC for a total purchase price of not more than $9,000,000, as contemplated by the Savant Acquisition Agreement, pursuant to which Savant Alaska, LLC, will become, directly or indirectly, a wholly owned subsidiary of the Borrower.
“Savant Acquisition Agreement” means the Agreement and Plan of Merger, dated as of May 8, 2014, among the Borrower, Savant Alaska, LLC, and SA Operating Company, LLC.
“Scheduled Redetermination” has the meaning assigned such to term in Section 2.07(b).
“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).
“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.
“Second Lien Administrative Agent” means Apollo Investment Corporation as administrative agent under the Second Lien Term Loan Agreement or any other “Second Priority Representative” as defined in the Intercreditor Agreement.
“Second Lien Lenders” means the “Lenders” as defined in the Second Lien Term Loan Agreement or any other “Second Priority Debt Parties” as defined in the Intercreditor Agreement.
“Second Lien Loan Documents” means the Second Lien Term Loan Agreement, the Second Lien Loans and any other “Loan Documents” (as defined therein) or “Second Priority Debt Documents” (as defined in the Intercreditor Agreement), in each case, together with all amendments, modifications and supplements thereto permitted by the Intercreditor Agreement.
“Second Lien Loans” means the term loans in an original stated principal amount of up to $175,000,000.00 incurred under the Second Lien Term Loan Agreement, together with all amendments, modifications, replacements, extensions and rearrangements thereof permitted by the Intercreditor Agreement.
“Second Lien Secured Obligations” means the “Second Priority Debt Obligations” as defined in the Intercreditor Agreement.
“Second Lien Term Loan Agreement” means that certain Amended and Restated Second Lien Credit Agreement dated as of February 3, 2014 among the Borrower, the Second Lien Administrative Agent and all other lenders party thereto from time to time, together with all amendments, modifications and supplements thereto or replacements or restatements thereof permitted by the Intercreditor Agreement.

“Secured Cash Management Agreement” means any agreement related to Cash Management Services by and between the Borrower or any of its Subsidiaries and any Cash Management Bank.
“Secured Cash Management Obligations” means all debt, liabilities and obligations owed by the Borrower or any Subsidiary in connection with, or in respect of, any Secured Cash Management Agreement.
“Secured Obligations” means (a) any and all advances to, and debts, liabilities, covenants and obligations of any Loan Party arising under the Loan Documents whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by any Loan Party in any proceeding under any debtor relief laws naming any Loan Party as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all Secured Cash Management Obligations, (c) all Secured Swap Obligations and (d) all renewals, extensions and/or rearrangements of any of the above. Without limiting the generality of the foregoing, the Secured Obligations of the Loan Parties under the Loan Documents include the obligation to pay principal, interest, charges, expenses, fees, attorney costs, indemnitees and other amounts to the extent required to be paid by any Loan Party under any Loan Document.
“Secured Parties” means, collectively, the Administrative Agent, each Issuing Bank, each Lender, each Secured Swap Party, each Cash Management Bank that is a party to any Secured Cash Management Agreements, Indemnitees and each sub-agent pursuant to Section 11.05 appointed by the Administrative Agent with respect to matters relating to the Loan Documents.
“Secured Swap Agreement” means any Swap Agreement between the Borrower or any Subsidiary and any Person that is entered into during the time that such Person was a Lender or an Affiliate of a Lender, even if such Person ceases to be a Lender or an Affiliate of a Lender for any reason (each such Person, a “Secured Swap Party”); provided that, for the avoidance of doubt, the term “Secured Swap Agreement” shall not include any transactions entered into after the time that such Person ceases to be a Lender or an Affiliate of a Lender.
“Secured Swap Obligations” means all Swap Obligations owing to any Secured Swap Party under any Secured Swap Agreement other than Excluded Swap Obligations.
“Secured Swap Party” has the meaning set forth in the definition of Secured Swap Agreement.
“Security Instruments” means, collectively, any and all of the security agreements (including the Guarantee and Collateral Agreement and each Deposit Account Control Agreement), pledges, Mortgages, deeds of trust, assignments, Transfer Order Letters, stock pledge agreements, assignments of partnership interests, assignments of member interests, and such other agreements, documents and instruments, in form and substance satisfactory to the Administrative Agent, which are, or are to be, executed by a Loan Party in favor of the Administrative Agent and/or the Secured Parties as may be required from time to time by the Administrative Agent to provide the Administrative Agent for the benefit of the Secured Parties with Liens upon all of the assets and properties of such Loan Party as security for the payment and performance in full of the Secured Obligations, in each case as the same may be amended, modified, restated, supplemented, increased, renewed, extended, substituted for or replaced from time to time.

“Series B Preferred Dividend” means a 12% semi-annual dividend, payable in cash on March 1 and September 1 of each year, on the Borrower’s Series B Preferred Stock.
“Series B Preferred Stock” means the class of Equity Interest of the Borrower designated “Series B Redeemable Preferred Stock”.
“Series C Preferred Dividend” means a 10.75% per annum quarterly dividend, payable in cash on March 1, June 1, September 1 and December 1 of each year, on the Borrower’s Series C Preferred Stock. For the avoidance of doubt, the Series C Preferred Dividend shall not include any dividend in excess of the amount specified in the foregoing sentence, including without limitation any dividends accruing at the “Penalty Rate” set forth in the Borrower’s articles of incorporation or otherwise.
“Series C Preferred Stock” means the class of Equity Interest of the Borrower designated “10.75% Series C Cumulative Redeemable Preferred Stock”.
“Series D Preferred Dividend” means a 10.5% per annum cash payment paid quarterly, subject to prior payment in full of accrued but unpaid dividends on any other senior securities, if any, that may be issued with dividend rights senior to the Series D Preferred Stock. For the avoidance of doubt, the Series D Preferred Dividend shall not include any dividend in excess of the amount specified in the foregoing sentence, including without limitation any dividends accruing at the “Penalty Rate” set forth in the Borrower’s articles of incorporation or otherwise.
“Series D Preferred Stock” means the class of Equity Interest of the Borrower designated “10.5% Series D Cumulative Redeemable Preferred Stock”.
“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.
“Specified Liens” means, collectively, (a) Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition, and (b) Liens permitted by Section 9.03(e).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (as used herein, the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower; provided that, notwithstanding anything to the contrary contained herein, none of the Miller 2009 Partnership, any Miller Drilling Fund, Miller Energy Colorado 2014-1, LLC (so long as it has no assets) nor any of the Pellissippi Pointe Entities shall be deemed a Subsidiary of any Loan Party for purposes of this Agreement.
“Swap Agreement” means any agreement with respect to any swap, cap, collar, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Swap Agreement PV” means, with respect to any commodity Swap Agreement, the present value, discounted at 10% per annum, of the future receipts expected to be paid to the Borrower or the Subsidiaries thereunder netted against the most recent price deck provided to the Borrower by the Administrative Agent; provided, however, that the “Swap Agreement PV” shall never be less than $0.00.
“Swap Obligations” means, with respect to the Borrower or any Subsidiary, all debt, liabilities and obligations of such Person under Swap Agreements to the counterparties under such Swap Agreements.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.
“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as debt for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.
"Syndication Agent" mean CIT Finance LLC, in its capacity as syndication agent, together with its successors in such capacity.

“Tax Credit Certificate Payments” means any payment in respect of any tax credit certificate, or right or interest therein, or any right to or interest in any payment from the fund established pursuant to Alaska Statute (AS) 43.55.028.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Tennessee Oil and Gas Properties” means Oil and Gas Properties of the Loan Parties located in the State of Tennessee.
“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.
“Title Policy” has the meaning set forth in Section 8.16(e).
“Total Debt” means, on any date of determination, all Debt of the Borrower and the Consolidated Subsidiaries (but excluding Debt existing on the date hereof under the Restructuring Agreement) as of such date.
“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, each other Loan Document and each Second Lien Term Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, the borrowing of the Second Lien Loans, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments and the relevant Second Lien Term Loan Documents, as contemplated in the Intercreditor Agreement and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document, each Second Lien Term Loan Document to which it is a party, the guaranteeing of the Secured Obligations and the other obligations under the Guarantee and Collateral Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral under the Security Instruments and the relevant Second Lien Term Loan Documents, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments and the relevant Second Lien Term Loan Documents, as contemplated in the Intercreditor Agreement.
“Transfer Order Letters” means transfer order letters in the form of Exhibit E attached hereto containing the information as provided for therein.
“Type” when used in reference to any Loan or Borrowing, refers to the rate of interest on such Loan, or on the Loans comprising such Borrowing, determined by reference to either the Alternate Base Rate or the Adjusted LIBO Rate.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.
Section 1.03.    Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04.    Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument, certificate, organizational document or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” and “until” means “to but excluding” and the word “through” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05.    Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all financial statements and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared in accordance with GAAP as in effect from time to time. All accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder (including with respect to Section 9.01) shall be made in accordance with GAAP as in effect on the date hereof unless otherwise agreed to by the Borrower and the Majority Lenders. In the event of any change in GAAP or in the application thereof that would have an effect on the calculation of any financial provisions in this Agreement, the Borrower will furnish to the Administrative Agent and each Lender a certificate of a Financial Officer specifying such change and the effect of such change on such calculations.

Section 1.06.    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

ARTICLE II
THE CREDITS

Section 2.01.    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time on any Business Day during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment at such time or (b) the aggregate Revolving Credit Exposures of the Lenders exceeding the aggregate Commitments of the Lenders at such time. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02.    Loans and Borrowings.

(a)    Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    Types of Loans. Subject to Section 3.03 and Section 5.05, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)    Notes. If requested by a Lender, the Loans made by such Lender shall be evidenced by a single Note of the Borrower, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. Upon request from a Lender, in the event that any such Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by such Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be recorded by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03.    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by email or telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, email or fax to the Administrative Agent of a written Borrowing Request signed by a Responsible Officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing;

(ii)    the date of such Borrowing, which shall be a Business Day;

(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)    the amount of the then effective Borrowing Base, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

(vi)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).
Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04.    Interest Elections.

(a)    Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)    Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by a Responsible Officer of the Borrower.

(c)    Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and Section 2.04(c)(iv) shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default or a Borrowing Base Deficiency has occurred and is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05.    Funding of Borrowings.

(a)    Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b)    Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06.    Termination and Reduction of Aggregate Maximum Credit Amounts.

(a)    Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts are terminated, then the Commitments shall terminate on the effective date of such termination.

(b)    Optional Termination and Reduction of Aggregate Credit Amounts.

(i)    The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(b) or 3.04 (c), as applicable, the total Revolving Credit Exposures would exceed the total Commitments.

(ii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Any election by the Borrower to terminate or reduce the Aggregate Maximum Credit Amounts pursuant to a notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) may be made to be contingent upon the consummation of a refinancing or effectiveness of other credit facilities and such notice may otherwise be extended or revoked, in each case, with the requirements of Section 5.02 to apply to any failure of the contingency to occur and any such extension or revocation. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.07.    Borrowing Base.

(a)    Initial Borrowing Base. For the period from and including the Effective Date to but excluding the next Redetermination Date, the amount of the Borrowing Base shall be $60,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to the Borrowing Base Adjustment Provisions.

(b)    Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on February 1st and August 1st of each year, commencing August, 2014. In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, one time between each Scheduled Redetermination, each elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.07; provided, however, that the Administrative Agent may, in its sole discretion, elect to cause an Interim Redetermination (which Interim Redetermination shall be in addition to the one Interim Redetermination which may be elected by the Required Lenders) at any time the Administrative Agent determines that there has been a change in the economic terms of any Debt permitted by Section 9.02(g) which would result in an increase in (A) the interest rate or yield provisions of such Debt or (B) a commitment, facility, utilization, upfront, original issue discount or similar fee with respect to such Debt such that the aggregate interest rate and fees exceed by more than 200 basis points the rate that is in effect on the Effective Date (including any increases as a result of additional interest, interest that is paid-in-kind, original issue discount, and any increases in interest rate floors, but excluding increases resulting from (1) the application of a pricing grid set forth in the applicable documentation as in effect on the Effective Date or (2) the accrual of interest at the default rate as in effect on the Effective Date).

(c)    Scheduled and Interim Redetermination Procedure. Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows:

(i)    Upon receipt by the Administrative Agent of (A) the Reserve Report and the Reserve Report Certificate and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.01(i), as may, from time to time, be reasonably requested by the Administrative Agent or the Majority Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in its sole discretion, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon any information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.

(ii)    The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A)    in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) in a timely and complete manner, then on or before the January 15th and July 15th of such year following the date of delivery (or such later date, within 30 days thereof, to which the Borrower and the Administrative Agent agree) or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(B)    in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports (unless otherwise agreed by the Borrower).

(iii)    Any Proposed Borrowing Base that would (A) increase the Borrowing Base then in effect must be approved by all Lenders (other than Defaulting Lenders) and (B) decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders, in each case, as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base (it being understood that each Lender shall assess the Proposed Borrowing Base in its sole discretion in accordance with its normal oil and gas lending criteria as it exists at the particular time). If, at the end of such fifteen (15) day period, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, a Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of such Proposed Borrowing Base. If, at the end of such fifteen (15) day period, all of the Lenders (other than Defaulting Lenders), in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such fifteen (15) day period, all of the Lenders (other than Defaulting Lenders) or the Required Lenders, as applicable, have not approved or deemed to have approved the Proposed Borrowing Base as indicated above, then the Administrative Agent shall promptly thereafter poll the Lenders to ascertain the highest Borrowing Base then acceptable to all of the Lenders (in the case of any increase to the Borrowing Base) or a number of Lenders sufficient to constitute the Required Lenders (in any other case) and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d)    Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders (other than Defaulting Lenders) or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(i)    in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on February 1st or August 1st (or such later time as (x) the Borrower may agree upon request of the Administrative Agent or (y) the Majority Lenders may agree upon the request of the Borrower), as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and

(ii)    in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such New Borrowing Base Notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under the Borrowing Base Adjustment Provisions, whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.
(e)    Reduction of Borrowing Base Upon Termination of Hedge Positions or Sale of Oil and Gas Properties. If the Borrower or any Subsidiary shall terminate or create any off-setting positions in respect of any hedge positions (whether evidenced by a floor, put or Swap Agreement) upon which the Lenders relied in determining the Borrowing Base, and if the aggregate Swap Agreement PV of all commodity hedge positions terminated and/or offset together with the aggregate fair market value (calculated at the time of Disposition) of all Oil and Gas Properties disposed of, in each case, since the last Scheduled Redetermination Date exceeds 5% of the then-effective Borrowing Base, then, with respect to such terminated or cancelled hedges positions, the Borrowing Base shall be contemporaneously reduced in an amount determined by the Administrative Agent equal to the Swap Agreement PV of such terminated or cancelled hedge positions.

Section 2.08.    Letters of Credit.

(a)    Generally. Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Bank to issue dollar denominated Letters of Credit for the account of the Borrower or for the account of any of its Subsidiaries, in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if (i) the LC Exposure would exceed the LC Commitment, (ii) a Borrowing Base Deficiency exists at such time or would result therefrom or (iii) the total Revolving Credit Exposures would exceed the total Commitments (i.e. the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base). No Issuing Bank shall be under any obligation to issue any Letter of Credit if any Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements reasonably satisfactory to such Issuing Bank with the Borrower or such Lender to eliminate or Cash Collateralize such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 4.04(c)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or any LC Exposure as to which such Issuing Bank has actual or potential Fronting Exposure. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control.

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to such Issuing Bank and the Administrative Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i)    requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii)    specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)    specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv)    specifying the amount of such Letter of Credit;

(v)    specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi)    specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments (i.e. the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).
If requested by the applicable Issuing Bank, the Borrower also shall submit a Letter of Credit Application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.
(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, however, that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is not less than $500,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the applicable Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), the applicable Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)    Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by electronic transmission) of such demand for payment and whether the applicable Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)    Interim Interest. If the applicable Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the applicable Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made, but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)    Replacement of an Issuing Bank. Each Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the applicable Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(a). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor and any other Issuing Bank or to any previous Issuing Bank, or to such successor and any other Issuing Bank and all previous Issuing Bank, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement until such time as those Letters of Credit have expired, or until the Borrower has fully and finally repaid such Issuing Bank for any LC Disbursement under such Letters of Credit, but shall not be required to issue additional Letters of Credit.

(j)    Cash Collateralization.

(i)    If any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties, an amount in cash equal to the LC Exposure. If the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), the Borrower shall deposit in such an account an amount equal to the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon. The obligation to deposit such cash collateral pursuant to the two preceding sentences shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Subsidiary described in Section 10.01(h) or Section 10.01(i).

(ii)    At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 4.05(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(A)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ LC Exposure, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(B)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.08(j) or Section 4.05 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s LC Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(C)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.08(j) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 4.05 the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01.    Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02.    Interest.

(a)    ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)    Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)    Post-Default Rate and Borrowing Base Deficiency Rate. Notwithstanding the foregoing, if any principal of, or interest on, any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2.0%) plus the rate applicable to ABR Loans as provided in Section 3.02(a) but in no event to exceed the Highest Lawful Rate. Notwithstanding the foregoing, if an Event of Default or a Borrowing Base Deficiency has occurred and is continuing, all Loans outstanding at such time shall bear interest, after as well as before judgment, at the rate then applicable to such Loans (including the Applicable Margin) plus an additional two percent (2.0%), but in no event to exceed the Highest Lawful Rate.

(d)    Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)    Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)    the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective (and such Borrowing shall be automatically converted into ABR Loans on the last day of the applicable Interest Period), and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made either as an ABR Borrowing or at an alternate rate of interest determined by the Majority Lenders as their cost of funds.
Section 3.04.    Prepayments.

(a)    Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b)    Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by fax or other method acceptable to the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the Borrowing to be prepaid, prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06(b)(ii), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b)(ii). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c)    Mandatory Prepayments.

(i)    Upon Optional Terminations and Reductions. If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), there is a Borrowing Base Deficiency, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such Borrowing Base Deficiency, and (B) if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of LC Exposure, Cash Collateralize such remaining deficiency as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or deposit of Cash Collateral substantially concurrently with the effectiveness of such termination or reduction.

(ii)    Upon Redeterminations, Title Related Adjustments, Etc. Upon any redetermination of the Borrowing Base pursuant to Section 2.07(b) or adjustment to the amount of the Borrowing Base in accordance with Section 8.13(c), if there is a Borrowing Base Deficiency, then the Borrower shall, within 5 Business Days after its receipt of a New Borrowing Base Notice or effectiveness of the new Borrowing Base, as the case may be, inform the Administrative Agent of the Borrower’s election to: (A) within 30 days following its receipt of such New Borrowing Base Notice or effectiveness of the new Borrowing Base (1) prepay the Loans in an aggregate principal amount equal to such Borrowing Base Deficiency and (2) if any Borrowing Base Deficiency remains after prepaying all of the Loans as a result of any LC Exposure, Cash Collateralize such excess as provided in Section 2.08(j); provided that, all payments required to be made pursuant to this Section 3.04(c) must be made on or prior to the Termination Date, (B) prepay the Loans in five equal monthly installments, commencing on the 30th day following its receipt of such New Borrowing Base Notice or effectiveness of the new Borrowing Base with each payment being equal to 1/5th of the aggregate principal amount of such excess; provided that all payments required to be made pursuant to this Section 3.04(c) must be made on or prior to the Termination Date, (C) within 30 days following its receipt of such New Borrowing Base Notice or effectiveness of the new Borrowing Base, provide additional collateral in the form of additional Oil and Gas Properties not evaluated in the most recently delivered Reserve Report or other collateral reasonably acceptable to the Administrative Agent having a Borrowing Base value (as proposed by the Administrative Agent and approved by the Required Lenders) sufficient, after giving effect to any other actions taken pursuant to this Section 3.04(c) to eliminate any such excess or (D) undertake a combination of clauses (A), (B) and (C). If, because of LC Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans, the Borrower shall Cash Collateralize such remaining Borrowing Base Deficiency as provided in Section 2.08(j).

(iii)    Upon Dispositions and Hedge Unwinds. Upon (A) terminating or creating any off-setting positions in respect of any hedge positions (whether evidenced by a floor, put or Swap Agreement) upon which the Lenders relied in determining the Borrowing Base and/or (B) any Disposition of Oil and Gas Properties and/or Equity Interests which have been allocated Borrowing Base value (calculated at the time of such Disposition), the Borrower shall prepay the Borrowings in an aggregate principal amount equal to (I) with respect to such terminated or cancelled hedges positions, an amount determined by the Administrative Agent equal to the Swap Agreement PV of such terminated or cancelled hedge positions and (II) with respect to such Disposition, the Borrowing Base value of such Oil and Gas Properties so disposed.

If a Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of an LC Exposure, Cash Collateralize such remaining deficiency as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or deposit of Cash Collateral on the date it or any Subsidiary receives proceeds as a result of such Disposition or termination of a Swap Agreement; provided that all payments required to be made pursuant to this Section 3.04(c) must be made on or prior to the Termination Date.

(iv)    Upon Notice of Event of Default under Intercreditor Agreement. Upon the receipt by the Administrative Agent of any notice of pursuant to Section 5.09 of the Intercreditor Agreement, all Tax Credit Certificate Payments received by any Loan Party will be immediately paid to the Administrative Agent to apply to the Secured Obligations as provided in Section 10.02(c) and the Borrowing Base shall be automatically reduced, on a dollar-for-dollar basis, by the amount of such Tax Credit Certificate Payments applied to repay the outstanding principal amount of the Loans and/or cash collateralize LC Exposure.

(v)    Application of Prepayments to Types of Borrowings. Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, ratably to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(vi)    Interest to be Paid with Prepayments. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d)    No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05.    Fees.

(a)    Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender to the extent set forth in Section 4.05) a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender (other than a Defaulting Lender to the extent set forth in Section 4.05) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans (as such rate may be increased pursuant to Section 3.02(c)) on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements which has been funded by such Lender) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $125 during any quarter and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last Business Day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(a) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)    Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent.

(d)    Borrowing Base Increase Fees. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender then party to this Agreement, ratably in accordance with its Applicable Percentage, a Borrowing Base increase fee to be agreed by the Lenders and the Borrower on the occasion of any increase of the Borrowing Base, payable on the effective date of any such increase to the Borrowing Base.

ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)    Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollar.

(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02.    Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders and/or any applicable Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders and/or any applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders and/or any applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03.    Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.08(d), Section 2.08(e) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. If at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).

Section 4.04.    Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Secured Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

Section 4.05.    Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.08(j); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.08(j); sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and LC Exposure is held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 4.05(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.05(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)
No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 3.05(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)
Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 3.05(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its LC Exposure for which it has provided Cash Collateral pursuant to Section 2.08(j).

(C)
With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s LC Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 6.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.08(j).

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 4.05(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01.    Increased Costs.

(a)    Eurodollar Changes in Law. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)    impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise, but not including Excluded Taxes, Indemnified Taxes or Other Taxes), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Adequacy and Liquidity Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or liquidity or on the capital or liquidity of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)    Certificates. A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the basis for, and a calculation of, the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or an Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 5.01 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(a), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (exclusive of any lost profits or opportunity costs). In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03.    Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that if the Borrower or any Guarantor shall be required to deduct or withhold any Taxes from such payments, as determined in good faith by the Borrower or the Administrative Agent, as applicable, then (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings of Indemnified Taxes applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholding been made, (ii) the Borrower or such Guarantor shall make such deductions or withholding and (iii) the Borrower or such Guarantor shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)    Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for payment of such Other Taxes.

(c)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be required to indemnify the Administrative Agent, any Lender or the Issuing Bank for any amounts under this Section 5.03(c) to the extent that such Person fails to notify the Borrower of its intent to make a claim for indemnification under this Section 5.03(c) within 180 days after a claim is asserted against such Person by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or the Issuing Bank as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.03(e).

(f)    Status of Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty:

(2)executed originals of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender or the Administrative Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or the Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or the Administrative Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or the Administrative Agent has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of the Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.03(g).

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 5.04.    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender solely as a result of any such designation or assignment.

(b)    Replacement of Lenders. If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) any Lender becomes a Defaulting Lender, (iv) any Lender has asserted that any adoption or change of the type described in Section 5.05 has occurred, or (v) any Lender fails to approve an amendment, waiver or other modification to this Agreement and at least the Required Lenders have approved such amendment, waiver or other modification, or (vi) any Lender fails to approve an increase, decrease or reaffirmation of the Borrowing Base and at least the Required Lenders have approved such increase, decrease or reaffirmation, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(a)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if such assignee is not a Lender the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.05.    Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder (the “Affected Loans”), then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01.    Effective Date. The obligations of the Lenders to make the Loans and of the Issuing Bank to issue Letters of Credit hereunder on the Effective Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)    The Administrative Agent, the Arrangers and the Lenders shall have received all commitment, facility and agency fees and all other fees and amounts specified in the Fee Letter or that are otherwise due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(b)    The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor setting forth (i) resolutions of its board of directors (or equivalent governing body) with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, certified as being true and complete and in full force and effect, (ii) the officers of the Borrower or such Guarantor (A) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws (or comparable governing documents) of the Borrower and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c)    The Administrative Agent shall have received certificates, each dated within a recent date of the Effective Date, of the appropriate state agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor in its jurisdiction of formation or organization and each other jurisdiction in which its failure to be duly qualified or licensed could reasonably be expected to have a Material Adverse Effect (which certificates shall indicate that such Loan Party is in good standing in each of such jurisdictions).

(d)    The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(e)    The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit D, duly and properly executed by a Responsible Officer and dated as of the date of Effective Date.

(f)    The Administrative Agent shall have received duly executed Notes payable to each Lender requesting a Note at least three Business Days prior to the Effective Date, in each case in a principal amount equal to the Maximum Credit Amount of such Lender and dated as of the date hereof.

(g)    The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments (other than the Deposit Account Control Agreements described in Section 8.16), including the Guarantee and Collateral Agreement and Transfer Order Letters executed in blank to each purchaser of production and disburser of proceeds of production from or attributable to the Oil and Gas Properties. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:

(i)    be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject only to Specified Liens) on at least 80% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report;

(ii)    have received Mortgages covering the real property located at (A) 3651 Baker Highway, Huntsville, TN 37756 and (B) 9534 Morgan Co. Highway, Sunbright, TN 37872;

(iii)    have received certificates, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each of the Guarantors; and

(iv)    be reasonably satisfied that all Property constituting security for the Second Lien Term Loan Agreement is subject to a first priority, perfected Lien in favor of the Administrative Agent under the Security Instruments (subject only to Specified Liens); and

(v)    have received (i) all financing statements required by Administrative Agent, and (ii) all other agreements, documents or instruments required by Administrative Agent in its sole discretion to evidence that first-priority security interests (subject only to Specified Liens) in all of the Loan Parties’ assets have been granted to Administrative Agent for the benefit of the Secured Parties pursuant to the Loan Documents.

(h)    The Administrative Agent shall have received an opinion of (i) Vinson & Elkins LLP, special counsel to the Borrower, in form and substance satisfactory to the Administrative Agent, and (ii) local counsel in each of the following states: Alaska, Tennessee and any other jurisdictions requested by the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

(i)    The Administrative Agent shall have received (i) a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12 and (ii) and with respect to any real property covered by a Mortgage on which a “building” or “mobile home” (in each case, as such terms are defined for purposes of the National Flood Insurance Program) is located, (A) a flood determination certificate or letter issued by the appropriate Governmental Authority or third party indicating whether such property is designated as a “flood hazard area” and (B) if such property is designated to be in a “flood hazard area”, evidence of flood insurance on such property obtained by the applicable Loan Party in such total amount as required by Regulation H of the Federal Reserve Board, and all official rulings and interpretations thereunder or thereof, and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973.

(j)    The Administrative Agent shall have received title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to at least 80% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report.

(k)    The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and its Subsidiaries.

(l)    The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that (i) the Borrower has received all consents and approvals required by Section 7.03 and (ii) there is no litigation that involves any Loan Document or the Transactions.

(m)    The Administrative Agent shall have received the Financial Statements and the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.01(i).

(n)    The Administrative Agent shall have received appropriate UCC search results reflecting no prior Liens encumbering the Properties of the Borrower and the Subsidiaries for each of the following jurisdictions: Alaska, Tennessee, and any other jurisdiction requested by the Administrative Agent; other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03.

(o)    The Administrative Agent and the Lenders shall have received from the Borrower, at least 5 days prior to the Effective Date, all requested documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(p)    The Administrative Agent and the Lenders shall be reasonably satisfied with the terms and conditions of the Intercreditor Agreement and shall have received executed counterparts from each party thereto (in such number as may be requested by the Administrative Agent).

(q)    The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that, after giving effect to the Transactions, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

(r)    The Administrative Agent shall have received and reviewed copies of all Material Contracts in effect on the Effective Date, and such Material Contracts shall be in form and substance satisfactory to Administrative Agent.

(s)    The Administrative Agent shall have completed its business, legal, environmental and collateral due diligence, including (i) a collateral audit and review of the Borrower’s and each of its Subsidiaries’ books and records and verification of the Borrower’s and each of its Subsidiaries’ representations and warranties to the Administrative Agent, the results of which shall be satisfactory to the Administrative Agent, (ii) an inspection of such locations of the Borrower and its Subsidiaries as shall be required by the Administrative Agent, the results of which shall be satisfactory to the Administrative Agent, and (iii) background and credit checks on each of the Loan Parties and certain Financial Officers of the Loan Parties.

(t)    The Borrower shall have delivered to Administrative Agent all environmental reports in the possession or control of any Loan Party that was performed on any Oil and Gas Property that is subject to the Lien created by the Security Instruments within the past two (2) years, and the matters contained therein shall be reasonably acceptable to the Administrative Agent.

(u)    The Administrative Agent and the Lenders shall (i) have received a consolidated balance sheet of the Borrower giving pro forma effect to the Debt and the Secured Obligations to be incurred on the Effective Date and (ii) be reasonably satisfied with such consolidated balance sheet.

(v)    The Administrative Agent shall be reasonably satisfied that there is no litigation seeking to enjoin or prevent the transactions contemplated herein.

(w)    The Administrative Agent shall be reasonably satisfied that the Second Lien Term Loan Agreement (including, for the avoidance of doubt, any amendments, consents or waivers to be effective on the Effective Date) is in form and substance reasonably acceptable to the Administrative Agent and the Lenders and that the outstanding principal balance thereunder is $175,000,000.

(x)    The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 11:59 p.m., New York City time, on June 20, 2014 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 6.02.    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

(c)    The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (unless such representation and warranty is already qualified by materiality, in which case such representation or warranty shall simply be true and correct) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as aforesaid as of such specified earlier date.

(d)    The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

(e)    Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (d).

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:
Section 7.01.    Organization; Powers. Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Borrower and the Subsidiaries has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02.    Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate, partnership or limited liability company, as applicable, powers and have been duly authorized by all necessary corporate, partnership, limited liability company and, if required, stockholder, partner or member action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03.    Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording or filing of the Security Instruments and related financing statements as required by this Agreement, (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect and do not have an adverse effect on the enforceability of the Loan Documents, (iii) routine filings related to the Loan Parties and the operation of their respective businesses and (iv) filings as may be necessary in connection with the exercise of remedies, (b) will not violate any applicable material law or regulation or the charter, by-laws or other organizational documents of the Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or their respective Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Subsidiary and (d) except as contemplated by this Agreement and the Second Lien Loan Documents will not result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary.

Section 7.04.    Financial Condition; No Material Adverse Change.

(a)    The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended April 30, 2013, reported on by KPMG, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended July 31, 2013, October 31, 2013 and January 31, 2014, in each case certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b)    Since April 30, 2013, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and its Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

(c)    Neither the Borrower nor any Subsidiary has on the date hereof any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05.    Litigation.

(a)    Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b)    Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06.    Environmental Matters. Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)    the Borrower and the Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws.

(b)    the Borrower and the Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties and are in compliance with all Environmental Permits, with all such Environmental Permits being currently in full force and effect, and none of the Borrower or the Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be contested in any proceeding before any Governmental Authority.

(c)    there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Borrower’s knowledge, threatened against the Borrower or any Subsidiary or any of their respective Properties or as a result of any operations at such Properties.

(d)    none of the Properties of the Borrower or any Subsidiary contain or have contained any: (i) underground storage tanks; (ii) asbestos-containing materials in a damaged or friable condition; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites listed on, or nominated for listing on, the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law.

(e)    there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from the Borrower’s or any Subsidiary’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property.

(f)    neither the Borrower nor any Subsidiary has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or any Subsidiary’s Properties and, to the Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice.

(g)    there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrower’s or the Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation.

(h)    The Borrower and the Subsidiaries have provided to the Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any of the Borrower’s or the Subsidiaries’ possession or control and relating to their respective Properties or operations thereon.

Section 7.07.    Compliance with the Laws and Agreements; No Defaults.

(a)    Each Loan Party is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)    No Loan Party is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the such Loan Party to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any Subsidiary or any of their Properties is bound where such default could reasonably be expected to result in a Material Adverse Effect.

(c)    No Default has occurred and is continuing.

Section 7.08.    Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09.    Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien (other than an Excepted Lien) has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10.    ERISA. Except as could not reasonably be expected to have a Material Adverse Effect:

(a)    the Borrower, the Subsidiaries and each ERISA Affiliate have complied with ERISA and, where applicable, the Code regarding each Plan.

(b)    each Plan is, and has been, established and maintained in compliance with its terms, ERISA and, where applicable, the Code.

(c)    no act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d)    full payment when due has been made of all amounts which the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan and Multiemployer Plan or applicable law to have paid as contributions to such Plan or Multiemployer Plan as of the date hereof.

(e)    neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any liability.

(f)    neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 7.11.    Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any Subsidiary prior to, or on, the date hereof in connection with the transactions contemplated hereby. There are no statements or conclusions in any Reserve Report which are based upon or include materially misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and the Subsidiaries and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12.    Insurance. The Borrower has, and has caused all of its Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Subsidiaries. The Administrative Agent has been named as additional insured in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance. Except as disclosed in writing to the Administrative Agent, no “building” or “mobile home” (in each case, as such terms are defined for purposes of the National Flood Insurance Program) exists on any real property covered by a Mortgage. The Loan Parties have obtained and provided evidence to the Administrative Agent of all flood insurance required to be obtained under Section 8.07.

Section 7.13.    Restriction on Liens. Neither the Borrower nor any of the Subsidiaries is a party to any agreement or arrangement (other than the Second Lien Loan Documents and Capital Leases creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Capital Lease, any accessions thereto and proceeds thereof), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Secured Obligations and the Loan Documents.

Section 7.14.    Subsidiaries; Foreign Operations. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries. Neither the Borrower nor any of its Subsidiaries own (i) any Foreign Subsidiaries or (ii) any Oil and Gas Properties not located within the geographic boundaries of the United States of America. Each Subsidiary on such schedule is a Wholly-Owned Subsidiary.

Section 7.15.    Location of Business and Offices. The Borrower’s jurisdiction of organization is Tennessee; the name of the Borrower as listed in the public records of its jurisdiction of organization is Miller Energy Resources, Inc.; and the organizational identification number of the Borrower in its jurisdiction of organization is 000047469 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(o) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(o) and Section 12.01(c)). Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(o)).

Section 7.16.    Properties; Titles, Etc.

(a)    The Borrower or a Subsidiary has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report (except any that have been sold or otherwise disposed of in accordance with Section 9.12 since the date of such Reserve Report) and each of the Borrower and each Subsidiary have good title to all its personal Properties that are necessary to permit the Borrower and the Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof, and in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Borrower or the Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report (except any that have been sold or otherwise disposed of in accordance with Section 9.12 since the date of such Reserve Report), and the ownership of such Properties shall not obligate the Borrower or such Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount materially in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Subsidiary’s net revenue interest in such Property; provided that the Borrower or any Subsidiary shall have the right to bear costs disproportionate to the Borrower’s or such Subsidiary’s working interest with respect to any Hydrocarbon Interest for a period of time in order to earn an interest in such Hydrocarbon Interest from a third party as evidenced by written agreement.

(b)    All material leases and agreements evaluated in the most recently delivered Reserve Report or that are necessary for the conduct of the business of the Borrower and the Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases.

(c)    The rights and Properties presently owned, leased or licensed by the Borrower and the Subsidiaries including, without limitation, all easements and rights of way, include all material rights and Properties necessary to permit the Borrower and the Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d)    All of the Properties of the Borrower and the Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition (normal wear and tear excepted) and are maintained in accordance with prudent business standards.

(e)    The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17.    Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its Subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Borrower or any Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any Subsidiary is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such Subsidiary. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Subsidiaries, in a manner consistent with the Borrower’s or its Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).

Section 7.18.    Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.01(i), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding $500,000 in the aggregate.

Section 7.19.    Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19 (or contracts thereafter disclosed in writing to the Administrative Agent) (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract as in effect on the date of such disclosure and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 120 days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or its Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.20.    Swap Agreements. Schedule 7.20, as of the date hereof, and each report required to be delivered by the Borrower pursuant to Section 8.01(e), as of the date of such report, sets forth, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.21.    Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit and the Letters of Credit shall be used to provide working capital for exploration and production operations, to provide funding in connection with the Savant Acquisition and for general corporate purposes. The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.22.    Solvency. After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 7.23.    Acquisition Documents. The copies of the Savant Acquisition Agreement and Gunsight Acquisition Documents previously delivered by the Borrower to the Administrative Agent are true, accurate and complete and have not been amended or modified in any manner, other than pursuant to amendments or modifications previously delivered to the Administrative Agent. As of the date hereof, no party to the Savant Acquisition Agreement or Gunsight Acquisition Document is in default in respect of any material term or obligation thereunder.

Section 7.24.    Foreign Corrupt Practices. Neither the Borrower nor any of its Subsidiaries, nor any director, officer, agent, employee or Affiliate of the Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the Foreign Corrupt Practices Act (the “FCPA”), including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, the Borrower, its Subsidiaries and its and their Affiliates have conducted their business in material compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 7.25.    Money Laundering. The operations of the Borrower and its Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping, reporting and other requirements of the Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened.

Section 7.26.    OFAC. Neither the Borrower nor any of its Subsidiaries, nor any director, officer, agent, employee or Affiliate of the Borrower or any of its Subsidiaries is currently subject to any material U.S. sanctions administered by Office of Foreign Asset Control (“OFAC”), and the Borrower will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 7.27.    Patriot Act. Each Loan Party is in compliance with all applicable statutes, regulations and orders of (including any laws relating to terrorism, money laundering, embargoed persons or the Patriot Act), and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls).

Section 7.28.    Security Documents.

(a)    The Security Instruments, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable first priority security interest in the collateral described therein and the proceeds thereof and (i) to the extent that any Pledged Securities (as defined in the Guarantee and Collateral Agreement) constitute “securities” under Article 8 of the New York UCC (as defined in the Guarantee and Collateral Agreement), when such Pledged Securities are delivered to the Administrative Agent, the Lien created under the Guarantee and Collateral Agreement shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Securities, and (ii) when financing statements in appropriate form are recorded in the offices specified on Schedule 3 of the Guarantee and Collateral Agreement, the Lien created under the Security Instruments will constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such collateral to the extent that such Lien can be perfected by the filing of a financing statement, in each case subject only to Specified Liens.

(b)    The Mortgages are effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property (as defined therein) and the proceeds thereof, and when the Mortgages are recorded in the appropriate filing offices, the Mortgages shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Specified Liens.

Section 7.29.    Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or its Subsidiaries pending or, to the knowledge of the Borrower or its Subsidiaries, threatened. The hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Borrower and its Subsidiaries, or for which any claim may be made against the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower and its Subsidiaries.

Section 7.30.    Brokerage Fees. No brokerage commission or finder’s fees has or shall be incurred or payable in connection with or as a result of the Borrower’s obtaining the financing contemplated hereby.

Section 7.31.    Material Contracts. Set forth on Schedule 7.31 is a complete and correct list of all Material Contracts (other than the Loan Documents) in effect or to be in effect as of the Effective Date. The Borrower has delivered to Administrative Agent true and complete copies of each such Material Contract, as each may have been amended. The Material Contracts are in full force and effect in accordance with their respective terms, and except as set forth on Schedule 7.31, there exist no defaults in the performance of any obligation thereunder. Additionally, the Borrower is not aware of any event that with notice or lapse of time, or both, would constitute a default under any such Material Contracts.

ARTICLE VIII
AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
Section 8.01.    Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent:

(a)    Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without (i) a “going concern” or like qualification or exception, (ii) any qualification or exception as to the scope of such audit or (iii) other than with respect to the audited financial statements for the fiscal year ended April 30, 2014 any qualification or exception with respect to the effectiveness of internal controls over financial reporting) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)    Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)    Certificate of Financial Officer -- Compliance. Concurrently with the delivery of each financial statement under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01.

(d)    Certificate of Financial Officer -- Consolidating Information. If, at any time, all of the Consolidated Subsidiaries of the Borrower are not Consolidated Subsidiaries, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all subsidiaries that are not Consolidated Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Borrower.

(e)    Certificate of Financial Officer - Swap Agreements. Concurrently with the delivery of each Reserve Report hereunder, a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements between the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(f)    Certificate of Insurer -- Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent, all copies of the applicable policies.

(g)    SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials (other than filings under Section 16 of the Exchange Act) filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

(h)    Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of the Second Lien Loan Documents (including any prepayment notices thereunder), any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(i)    Lists of Purchasers. Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12, (i) a list of all Persons purchasing Hydrocarbons from the Borrower or any Subsidiary and (ii) a certificate from a Responsible Officer certifying that in all material respects: (A) the information provided by the Borrower in connection with the Reserve Report and any other information delivered in connection therewith is true and correct and any projections based upon such information have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable, subject to uncertainties inherent in all projections, (B) the Borrower or its Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report (other than those Properties (1) Disposed of in compliance with Section 9.12, (2) that constitute leases that have expired in accordance with their terms or (3) that have title defects disclosed in writing to the Administrative Agent (including through the provision of title information pursuant to Section 8.12(a)) and such Properties are free of all Liens except for Specified Liens (C) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (D) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as previously disclosed to the Administrative Agent or as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (E) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof, (F) at least 50% of the projected Proved Developed Producing Reserves volume of natural gas for the next 12-month period are subject to marketing agreements listed pursuant to the foregoing Clause (E), disclosed in a certificate previously delivered pursuant to this Section 8.01(i) or listed on Schedule 7.19 and (G) except as disclosed in such certificate, all of the Oil and Gas Properties evaluated by such Reserve Report are Mortgaged Property and demonstrate compliance with Section 8.14(a).

(j)    Notice of Sales of Oil and Gas Properties. In the event the Borrower or any Subsidiary intends to Dispose of any Oil or Gas Properties or any Equity Interests in any Subsidiary in accordance with Section 9.12, in either case having a fair market value or involving acquisition consideration greater than $1,000,000 (whether in one transaction or a series of transactions), prior written notice of such Disposition, the price thereof and the anticipated date of closing and any other details thereof requested by the Administrative Agent or any Lender.

(k)    Notice of Casualty Events. Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(l)    Permitted Refinancing Debt. In the event the Borrower intends to refinance any Debt under the Second Lien Loan Documents in accordance with the Intercreditor Agreement and Section 9.02(g), prompt written notice (and in any event within ten (10) days prior thereto) of such intended refinancing, the amount thereof and the anticipated date of closing and a copy of the preliminary offering memorandum (if any) and the final offering memorandum (if any).

(m)    Information Regarding the Borrower and Guarantors. Prompt written notice (and in any event within ten (10) days prior thereto) of any change (i) in the Borrower or any Guarantor’s corporate name, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower or any Guarantor’s identity or corporate structure, organization identification number, or in the jurisdiction in which such Person is incorporated or formed, and (iv) in the Borrower or any Guarantor’s federal taxpayer identification number.

(n)    Production Report and Lease Operating Statements. (i) Within 60 days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month and (ii) within 30 days after the end of each month, a report setting forth, for each calendar month during the fiscal year to date, the volume of production and sales attributable to production on a well by well basis for each such calendar month from the Oil and Gas Properties in Alaska.

(o)    Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Borrower or any Subsidiary.

(p)    Annual Operating Forecast and Budget. Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12, an operating forecast and budget of the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent, for the ensuing four (4) fiscal quarters.

(q)    [Reserved].

(r)    Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, (i) any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA, (ii) regular production and operating updates, and (iii) the other certificates, inventory reports, statements or other reports required to be delivered pursuant to this Article VIII), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 8.02.    Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a)    the occurrence of any Default;

(b)    the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c)    any notice or occurrence of any “Default” or “Event of Default” under the Second Lien Loan Documents; and

(d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth in reasonable details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 8.03.    Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to (i) preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and (ii) maintain its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution, sale or other Disposition permitted under Section 9.11.

Section 8.04.    Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of the Borrower or any Subsidiary.

Section 8.05.    Performance of Obligations under Loan Documents and Material Contracts. The Borrower will pay the Notes according to the terms thereof, and the Borrower will, and will cause each Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified therein. The Borrower will comply in all material respects with the Material Contracts and all other contracts and agreements applicable to or relating to the Proved Reserves or the production and sale of Hydrocarbons and accompanying elements therefrom.

Section 8.06.    Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each Subsidiary to:

(a)    operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)    preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities.

(c)    promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and obligations accruing under the leases or other agreements affecting or pertaining to its material Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(d)    promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its material Oil and Gas Properties.

(e)    to the extent the Borrower is not the operator of any Property, the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 8.06, but the failure of the operator to so comply will not constitute a Default or Event of Default hereunder.

Section 8.07.    Insurance.

(a)    The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Such insurance policy or policies shall name the Administrative Agent as an additional insured in respect of any such liability insurance policies and as loss payee with respect to any such Property loss insurance policies and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent. All such policies of insurance shall include a waiver of subrogation. Upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent certified copies of such policies of insurance and evidence of the payment of all premiums therefor.

(b)    If at any time any real property covered by a Mortgage on which a “building” or “mobile home” (in each case, as such terms are defined for purposes of the National Flood Insurance Program) is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall, and shall cause each of its Subsidiaries to, (i) obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time and (ii) provide evidence in form and substance satisfactory to the Administrative Agent of such flood insurance to the Administrative Agent.

Section 8.08.    Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender (coordinated through the Administrative Agent), upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Borrower shall bear the cost of not more than one (1) such inspection and examination during any 12-month period unless a Default or Event of Default then exists, in which event the Borrower shall bear such cost.

Section 8.09.    Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10.    Environmental Matters.

(a)    The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation that could reasonably be expected to have a Material Adverse Effect; and (vi) implement, and shall cause each Subsidiary to implement, such procedures as may be necessary to assure that the Borrower’s and its Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)    The Borrower will promptly, but in no event later than five days of the occurrence thereof, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Borrower or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $500,000, not fully covered by insurance, subject to normal deductibles.

(c)    The Borrower will, and will cause each Subsidiary to, provide environmental assessments, audits and tests in accordance with the most current version of the American Society of Testing Materials standards upon request by the Administrative Agent and the Lenders and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority), in connection with the Borrower’s and its Subsidiaries’ existing and hereafter acquired Oil and Gas Properties or other Properties.

(d)    To the extent the Borrower or a Subsidiary is not the operator of any Property, none of the Borrower and its Subsidiaries shall be obligated to directly perform any undertakings contemplated by the covenants and agreements contained in this Section 8.10 which are performable only by such operators and are beyond the control of the Borrower or any of its Subsidiaries. Notwithstanding the above, the Borrower shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause the operator to comply with this Section 8.10.

Section 8.11.    Further Assurances.

(a)    The Borrower at its sole expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Secured Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b)    The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property or other Property subject to the Security Instruments without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or other Property subject to the Security Instruments or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.12.    Reserve Reports.

(a)    On or before January 1st and July 1st of each year, commencing July 1, 2014, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and its Subsidiaries as of the immediately preceding May 1st and November 1st. The Reserve Report as of January 1 of each year shall be prepared by one or more Approved Petroleum Engineers, and the July 1 Reserve Report of each year shall be prepared either (i) by one or more Approved Petroleum Engineers or (ii) in a form reasonably acceptable to the Administrative Agent by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report.

(b)    In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

(c)    With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent a certificate from a Responsible Officer, in substantially the form of Exhibit H hereto or such other form as to which the Administrative Agent may agree (the “Reserve Report Certificate”), certifying to the matters set forth in Section 8.01(i)(ii).

Section 8.13.    Title Information.

(a)    On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the total value of the Oil and Gas Properties evaluated by such Reserve Report.

(b)    If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 60 days (or such later date as the Administrative Agent may agree in its sole discretion) of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Specified Liens having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the value of the Oil and Gas Properties evaluated by such Reserve Report.

(c)    If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 80% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Majority Lenders are not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 80% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 80% of the value of the Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.14.    Additional Collateral; Additional Guarantors.

(a)    In connection with each redetermination of the Borrowing Base or delivery of a Reserve Report hereunder, the Borrower shall review such Reserve Report and the list of current Mortgaged Properties (as described in Section 8.01(i)(F)) to ascertain whether the Mortgaged Properties represent at least 80% of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 80% of such total value, then the Borrower shall, and shall cause its Subsidiaries to, grant, within thirty (30) days of delivery of the certificate required under Section 8.01(i), to the Administrative Agent as security for the Secured Obligations a first-priority Lien interest (provided that Specified Liens may exist) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent not less than the minimum set forth above. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(b)    In the event that the Borrower creates or acquires any Domestic Subsidiary, the Borrower shall promptly cause such Subsidiary to become a party to the Guarantee and Collateral Agreement. In connection therewith, the Borrower shall, or shall cause such Subsidiary to, (A) execute and deliver a supplement to each of the Guarantee and Collateral Agreement and the Intercreditor Agreement, (B) pledge all of the Equity Interests of such new Subsidiary (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof, to the Administrative Agent and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c)    At any time during the continuation of an Event of Default, if required by the Administrative Agent, the Borrower shall, and shall cause each of its Subsidiaries to grant to the Administrative Agent a Lien to secure the Secured Obligations on all other Oil and Gas Properties, except those assets as to which the Administrative Agent shall determine in its reasonable discretion that the cost of obtaining a Lien or other security interest therein is excessive in relation to the value of the security to be afforded thereby.

(d)    The Borrower agrees that it will not, and will not permit any Subsidiary to, grant a Lien on any Property to secure the Second Lien Secured Obligations without first (i) giving fifteen (15) days’ prior written notice to the Administrative Agent thereof and (ii) granting to the Administrative Agent to secure the Secured Obligations a first-priority, perfected Lien (subject to Specified Liens) on the same Property pursuant to Security Instruments in form and substance reasonably satisfactory to the Administrative Agent. In connection therewith, the Borrower shall, or shall cause its Subsidiaries to, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(e)    The Borrower will at all times cause the other material tangible and intangible assets of the Borrower and each Subsidiary to be subject to a Lien of the Security Instruments.

Section 8.15.    ERISA Compliance. The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent immediately upon becoming aware of the occurrence of any non-exempt “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer of the Borrower, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

Section 8.16.    Post-Closing Deliverables.

(a)    On or prior to the date that is 30 days after the Effective Date (or such later date that is approved by the Administrative Agent in its sole discretion), the Borrower and the other Loan Parties shall enter into and deliver to the Administrative Agent a Deposit Account Control Agreement with each bank at which any Loan Party maintains any Collections Account, which agreement shall provide for a perfected Lien in such Collections Account in favor of the Administrative Agent for the benefit of the Secured Parties (subject in priority only to Liens described in clause (e) of the definition of “Excepted Liens”). Subject to the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, (i) cause all proceeds from the sales of Hydrocarbons by the Loan Parties to be deposited into a Collections Account that is subject to a Deposit Account Control Agreement, and (ii) direct the State of Alaska to make any Tax Credit Certificate Payments, directly to an account of the Borrower or such Subsidiary that is subject to a Deposit Account Control Agreement.

(b)    On or prior to the date that is 30 days after the Effective Date (or such later date that is approved by the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, (i) lien searches with respect to the Aircraft as of a recent date and (ii) evidence that the Administrative Agent has a first-priority perfected Lien (subject only to Specified Liens) in the Aircraft that secures the Secured Obligations.

(c)    On or prior to the date that is 30 days after the Effective Date (or such later date that is approved by the Administrative Agent in its sole discretion), the Borrower and the other Loan Parties shall transfer all Cash Management Services Agreements and Collections Accounts in effect as of the Effective Date to a Cash Management Bank.

(d)    On or prior to the date that is 30 days after the Effective Date (or such later date that is approved by the Administrative Agent in its sole discretion), the Borrower and the other Loan Parties, as applicable, shall have novated or assigned all Swap Agreements (including, for the avoidance of doubt, that certain ISDA 1992 Master Agreement dated as of December 17, 2013 between the Borrower and Cargill, Incorporated, together with all schedules and annexes thereto and transactions thereunder) in effect as of the Effective Date to a Lender or an Affiliate of a Lender.

(e)    On or prior to the date that is 30 days after the Effective Date (or such later date that is approved by the Administrative Agent in its sole discretion), the Borrower shall have delivered to the Administrative Agent (i) ALTA mortgagee title insurance policies subject only to encumbrances acceptable to the Administrative Agent and issued by one or more title companies designated by the Administrative Agent (each, a “Title Policy”) with respect to the Loan Parties’ Kustatan production facilities, in amounts not less than the fair market value of such production facilities, together with a title report issued by a title company with respect thereto and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Administrative Agent (such Title Policies to be in a form insuring the applicable Mortgage as a first-priority Lien, encumbering the applicable portion of the Kustatan production facilities, subject to no Liens or encumbrances other than Specified Liens); (ii) evidence reasonably satisfactory to the Administrative Agent that the Loan Parties have paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage for such production facilities in the appropriate real estate records and (iii) all consents and other requirements necessary for the Loan Parties to comply with the provisions set forth in this Section 8.16(e).

Section 8.17.    Hedging Maintenance.

(a)    The Loan Parties shall maintain in effect at all times on a continuous basis one or more Swap Agreements satisfactory to Administrative Agent with respect to their oil production with an Approved Counterparty, which Swap Agreements taken together shall at all times cover not less than 80% of the reasonably anticipated projected production from Proved Developed Producing Reserves during a rolling 24-month period.

(b)    The Loan Parties shall use such Swap Agreements solely as a part of their normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Loan Parties’ oil and gas operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets.

(c)    The Borrower shall notify the Administrative Agent immediately upon becoming aware (in any event not later than the close of business on the same Business Day) that the production of Hydrocarbons by any Loan Party could reasonably be expected to be insufficient to meet its obligations under any Swap Agreements.

ARTICLE IX
NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
Section 9.01.    Financial Covenants.

(a)    Leverage Ratio. The Borrower will not, as of the last day of any fiscal quarter set forth below, permit its Leverage Ratio to be greater than:

Date	Ratio
Fiscal quarter ending July 31, 2014	4.00 to 1.00
Fiscal quarter ending October 31, 2014	3.75 to 1.00
Fiscal quarter ending January 31, 2015 and the last day of each fiscal quarter ending thereafter	3.50 to 1.00

(b)    Interest Coverage Ratio. The Borrower will not permit, (i) as of the last day of the fiscal quarter ending July 31, 2014, its Interest Coverage Ratio to be less than 2.25 to 1.0 or (ii) as of the last day of any fiscal quarter, commencing with the fiscal quarter ending October 31, 2014, its Interest Coverage Ratio to be less than 2.5 to 1.0.

(c)    Current Ratio. The Borrower will not permit, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending July 31, 2014, its ratio of (i) consolidated current assets (including the unused amount of the total Commitments, but excluding non-cash assets under ASC 815 and current plugging and abandonment restricted cash) to (ii) consolidated current liabilities (excluding non-cash obligations under ASC 815, current liabilities for plugging and abandonment expense and current maturities under this Agreement) to be less than 1.0 to 1.0.

(d)    Minimum Gross Production. So long as the Second Lien Term Loan Agreement is in effect, the Borrower will not permit, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending July 31, 2014, the daily average of gross production of Hydrocarbons (calculated at the wellhead on a barrel of oil equivalent basis, where 10 Mcf of natural gas is equal to one barrel of oil) from the Loan Parties’ Oil and Gas Properties constituting Mortgaged Property during each such fiscal quarter, to be less than 2,500.

(e)    Minimum Liquidity. The Borrower will not permit, at any time, its Liquidity to be less than $5,000,000.

(f)    Asset Coverage Ratio. So long as the Second Lien Term Loan Agreement is in effect, the Borrower will not permit, as of any Asset Coverage Test Date, the ratio of (a) the NYMEX Value of the total Proved Developed Reserves of the Loan Parties as shown on the most recently delivered Reserve Report, to (b) Total Debt, to be less than 1.10 to 1.00.

For purposes of this Section 9.01(f) only, “Proved Developed Reserves” shall be determined in accordance with SEC guidelines, with the following exceptions: (i) commodity prices shall be forecast according to a “Strip Price,” adjusted for any basis differential and any existing commodity hedges for forecasting oil and gas prices; (ii) current operating expenses will be held constant; and (iii) such expenses must include an accurate estimate of net abandonment costs. As used herein, “Strip Price” shall mean the equivalent futures price as quoted by the NYMEX for three years and held constant thereafter.
Section 9.02.    Debt. The Borrower will not, and will not permit any Subsidiary or Miller 2009 Partnership to, incur, create, assume or suffer to exist any Debt, except:

(a)    the Notes and other Secured Obligations, any guaranty thereof, and any Permitted Refinancing Debt in respect thereof.

(b)    Debt of the Borrower and its Subsidiaries existing on the date hereof that is set forth on Schedule 9.02, and any Permitted Refinancing Debt in respect thereof.

(c)    Purchase money Debt and Debt under Capital Leases not to exceed $5,000,000 in the aggregate at any time outstanding.

(d)    Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties in an aggregate amount not to exceed $10,000,000 at any time outstanding.

(e)    intercompany Debt among the Loan Parties to the extent permitted by Section 9.05(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or a Guarantor, and, provided further, that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Secured Obligations on terms set forth in the Guarantee and Collateral Agreement.

(f)    endorsements of negotiable instruments for collection in the ordinary course of business.

(g)    so long as the Intercreditor Agreement has been duly executed by the parties thereto and delivered to the Administrative Agent, Debt under the Second Lien Term Loan Agreement, the original principal amount of which does not exceed $175,000,000 in the aggregate, and under any guaranties thereof at any time outstanding, and any refinancing thereof permitted by the Intercreditor Agreement in an aggregate principal amount not to exceed $175,000,000.

(h)    insurance premiums incurred in the ordinary course of business and consistent with past practices if the amount financed does not exceed the premium payable for the current policy period.

(i)    Debt arising under Cash Management Agreements with any financial institution in which the Borrower or any of its Subsidiaries maintains a deposit account.

(j)    Debt existing on the date hereof under the Restructuring Agreement.

(k)    Debt constituting the deferred purchase price payable in connection with the Gunsight Acquisition in accordance with the Gunsight Acquisition Agreement, in an aggregate principal amount not to exceed $950,000.

(l)    Debt constituting the deferred purchase price payable in connection with the Savant Acquisition in accordance with the Savant Acquisition Agreement, in an aggregate principal amount not to exceed $9,000,000, as such amount may be reduced in accordance with the Savant Acquisition Agreement.

(m)    other Debt not to exceed $5,000,000 in the aggregate at any one time outstanding.

Section 9.03.    Liens. The Borrower will not, and will not permit any Subsidiary or Miller 2009 Partnership to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)    Liens securing the payment and/or performance of any Secured Obligations.

(b)    Excepted Liens.

(c)    Liens securing purchase money Debt and Capital Leases permitted by Section 9.02(c) but only on the Property, improvements, accessions and proceeds thereof financed by such Debt or under such Capital Lease; provided that such Liens are created within 180 days of construction, acquisition or lease of such Property.

(d)    Liens on Property not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(d) shall not exceed $1,000,000 at any time.

(e)    Liens on Property securing the Second Lien Secured Obligations to the extent permitted under the Intercreditor Agreement; provided, however, that both before and after giving effect to the incurrence of any such Lien, the Borrower is in compliance with Section 8.14(d).

(f)    Liens on Property not constituting collateral for the Secured Obligations and not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(f) shall not exceed $5,000,000 in the aggregate at any time outstanding.

(g)    the Lien on the property acquired by the Borrower pursuant to the Gunsight Acquisition Agreement securing the loan of approximately $425,000 made to Gunsight Holdings LLC; provided that such Lien is released promptly following the payment in full by the Borrower of the purchase price therefor as set forth in the Gunsight Acquisition Agreement.

Section 9.04.    Dividends, Distributions and Redemptions.

(a)    Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries or Miller 2009 Partnership to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock), (ii) Subsidiaries or Miller 2009 Partnership may declare and pay dividends ratably with respect to their Equity Interests to the Borrower or any other Loan Party, (iii) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (iv) payments of the Series B Preferred Dividend, the Series C Preferred Dividend, and the Series D Preferred Dividend so long as immediately prior to and after giving effect to each such payment, (A) no Default or Event of Default shall have occurred and be continuing, (B) the Borrower is in pro forma compliance with Section 9.01 and (C) the amount of the Loans that are then available for borrowing is equal to or greater than $5,000,000 and (v) the Borrower may implement a discretionary Equity Interest repurchase plan on terms and conditions reasonably satisfactory to the Administrative Agent and the Majority Lenders; provided that (A) all expenditures or payments under such repurchase plan are made solely with Management Option Proceeds and (B) immediately prior to and after giving effect to any expenditure or payment under such repurchase plan (1) Liquidity is equal to or greater than the higher of $20,000,000 and 20% of the Borrowing Base in effect at such time and (2) no Default or Event of Default shall have occurred and be continuing.

(b)    Redemption of Second Lien Loans; Amendment of Second Lien Term Loan Documents.

(i)    The Borrower will not, and will not permit any Subsidiary or Miller 2009 Partnership to, before the date that is 91 days after the Maturity Date: (i) call, make or offer to make any optional or voluntary prepayment or redemption of or otherwise optionally or voluntarily redeem or prepay (whether in whole or in part) the Second Lien Loans; provided that the Borrower may redeem or prepay the Second Lien Loans (A) with the proceeds of any refinancing permitted by the Intercreditor Agreement or (B) with the net proceeds of any sale of Equity Interests (other than Disqualified Capital Stock) of the Borrower; or (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Second Lien Term Loan Agreement if such amendment, modification, waiver or other change would not be permitted the Intercreditor Agreement.

(ii)    Redemption of Subordinated Debt. The Borrower will not, and will not permit any Subsidiary or Miller 2009 Partnership to, before the date that is 91 days after the Maturity Date, call, make or offer to make any optional or voluntary prepayment or redemption of or otherwise optionally or voluntarily redeem or prepay (in whole or in part) any Debt that is subordinated to the Secured Obligations; provided that the Borrower may redeem or prepay any such Debt with the proceeds of any Permitted Refinancing Debt in respect thereof.

Section 9.05.    Investments, Loans and Advances. The Borrower will not, and will not permit any Subsidiary or Miller 2009 Partnership to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)    Investments reflected in Schedule 9.05.

(b)    accounts receivable arising in the ordinary course of business.

(c)    direct obligations of the United States of America or any agency thereof, or obligations guaranteed by the United States of America or any agency thereof, in each case maturing within one year from the date of creation thereof.

(d)    commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s.

(e)    deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, (i) any Lender or (ii) any office located in the United States of America of any other bank or trust company which is organized under the laws of the United States of America or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively.

(f)    Investments in money market or other mutual funds substantially all of whose assets are described in Section 9.05(c), Section 9.05(d) and Section 9.05(e).

(g)    Investments (i) made by the Borrower in or to the Guarantors and (ii) made by any Guarantor in or to the Borrower or any Guarantor.

(h)    Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Borrower or a Subsidiary with others in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business, and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed $5,000,000 in the aggregate at any time outstanding.

(i)    loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Subsidiaries, in each case only as permitted by applicable law, including Section 402 of the Sarbanes-Oxley Act of 2002, but in any event not to exceed $1,000,000 in the aggregate outstanding at any time.

(j)    Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Subsidiaries.

(k)    guarantees by the Borrower or any Guarantor of Debt permitted by Section 9.02.

(l)    Investments arising from the endorsement of financial instruments in the ordinary course of business.

(m)    Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 9.12.

(n)    the acquisition of Oil and Gas Properties and related oilfield equipment located thereon from Persons other than Affiliates of the Borrower or its Subsidiaries so long as:

(i)    at the time of and after giving effect to such acquisition, no Default or Event of Default exists or could reasonably be expected to result from such acquisition;

(ii)    the Borrower and its Subsidiaries shall have complied with all of the requirements of Section 8.14 with respect thereto;

(iii)    the Borrower is in compliance with Section 9.01(d) for the most recently ended fiscal quarter; and

(iv)    after giving effect to such acquisition, the Borrower is in pro forma compliance with each of the covenants set forth in Section 9.01(a), (b), (c) and (e).

(o)    Investments in certificates of deposit less than $100,000, provided that such certificate of deposit is insured.

(p)    consummation of the Savant Acquisition in accordance with the Savant Acquisition Agreement.

(q)    other Investments not to exceed $4,000,000 in the aggregate at any time outstanding.

Section 9.06.    Nature of Business; International Operations. The Borrower will not, and will not permit any Subsidiary or Miller 2009 Partnership to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. From and after the date hereof, the Borrower and its Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States of America.

9.07.    Limitation on Leases. The Borrower will not, and will not permit any Subsidiary or Miller 2009 Partnership to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases, leases of Hydrocarbon Interests and leases of drilling rigs, vessels, and other equipment used in operating the Oil and Gas Properties), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and the Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $2,000,000 in the aggregate in any period of twelve consecutive calendar months during the life of such leases.

Section 9.08.    Proceeds of Loans. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.21. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

Section 9.09.    ERISA Compliance. The Borrower will not, and will not permit any Subsidiary or Miller 2009 Partnership to, at any time:

(a)    engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code that could reasonably be expected to result in liability to the Borrower or any of its Subsidiaries in excess of $100,000 individually or in the aggregate.

(b)    fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto that could reasonably be expected to result in liability to the Borrower or any of its Subsidiaries in excess of $100,000 individually or in the aggregate.

(c)    except as could not be reasonably expected to have a Material Adverse Effect, contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 9.10.    Sale or Discount of Receivables; Alaska Oil & Gas Production Tax Credits.

(a)    Except for receivables obtained by the Borrower or any Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any Subsidiary or Miller 2009 Partnership to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

(b)    Notwithstanding anything to the contrary contained herein or in the other Loan Documents, in no event shall the Borrower or any of its Subsidiaries sell, transfer, discount or otherwise Dispose of any tax credit certificate, or right or interest therein, or any right to or interest in any Tax Credit Certificate Payment, or any receivable obtained by the Borrower or any Subsidiary in connection therewith except pursuant to an application for cash purchase under the fund established under AS 43.55.028, the proceeds of which have been directed to be paid directly to an account of the Borrower or a Subsidiary that is subject to a Deposit Account Control Agreement.

Section 9.11.    Mergers, Etc. The Borrower will not, and will not permit any Subsidiary or Miller 2009 Partnership to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that:

(a)    any Subsidiary may participate in a consolidation with the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or any other Subsidiary that is a Domestic Subsidiary (provided that if one of such Subsidiaries is a Wholly-Owned Subsidiary or Guarantor, then the surviving Person shall be a Wholly-Owned Subsidiary or Guarantor, as the case may be);

(b)    the Loan Parties may make Dispositions permitted by Section 9.12(e); and

(c)    the Loan Parties may consummate the Savant Acquisition in accordance with the Savant Acquisition Agreement.

Section 9.12.    Dispositions of Properties. The Borrower will not, and will not permit any Subsidiary or Miller 2009 Partnership to, Dispose of any Property or any interest therein (including within such prohibition transfers and Dispositions of overriding royalty interests, production payments, net profits interests and any other interests payable out of or measured by production or the proceeds of production) or any Subsidiary owning any such Oil and Gas Property, other than:

(a)    (i) sales of Hydrocarbons in the ordinary course of business; (ii) sales of equipment (other than the Aircraft) that is (x) obsolete, worn out, depleted or uneconomic and disposed of in the ordinary course of business; (y) no longer necessary for the business of the Borrower or any Subsidiary; and (z) contemporaneously replaced by equipment of at least comparable use and value and (iii) the exchange of equipment (other than the Aircraft) for other equipment of at least comparable value in the ordinary course of business;

(b)    so long as no Event of Default then exists or would result from such action, sales, farmouts and leases of any of the Oil and Gas Properties not included in the determination of the then current Borrowing Base, so long as such sales, farmouts and leases are in the ordinary course of business and on terms customary in the industry

(c)    Disposition of any Investments permitted under Section 9.05(c) through 9.05(f), Section 9.05(j) and Section 9.05(o) (but only to the extent they are of the type permitted in Section 9.05(c) through (f) and 9.05(j)).

(d)    Dispositions (including farmouts) of any Oil and Gas Properties included in the determination of the then current Borrowing Base or any interest therein or Equity Interests of any Subsidiary owning Oil and Gas Properties included in the determination of the then current Borrowing Base provided that: (i) 100% of the consideration received in respect of such Disposition of any such Oil and Gas Property or Equity Interests shall be cash; (ii) no Event of Default has occurred and is continuing at the date of such Disposition and no Event of Default would result therefrom and (iii) if the aggregate fair market value (calculated at the time of such Disposition) of all such Oil and Gas Properties and/or Equity Interests disposed of, together with the aggregate Swap Agreement PV of all commodity hedge positions terminated and/or offset, in each case, since the last Borrowing Base redetermination exceeds 5% of the then-effective Borrowing Base, then no later than ten Business Days’ prior to such Disposition or concurrently with such termination, as applicable, the Borrower shall provide notice to the Administrative Agent of such Disposition or termination and the Borrowing Base shall be adjusted to remove the Borrowing Base value of such Oil and Gas Properties so disposed or adjusted for the hedge positions terminated, as applicable

(e)    Dispositions of assets by any Loan Party or the Miller 2009 Partnership to any other Loan Party (other than any Disposition by Borrower or CIE in one transaction or a series of transactions of all or substantially all of its respective assets); provided that, with respect to any such Disposition that consists of Oil and Gas Properties or activities related to Oil and Gas Properties, the following conditions must be satisfied: (i) no Default or Event of Default has occurred and is continuing, (ii) such Disposition shall not adversely affect the Liens of the Administrative Agent or any Secured Party granted under any Loan Document and (iii) the Administrative Agent shall have given its prior written consent to such Disposition (not to be unreasonably withheld, conditioned or delayed);

(f)    Dispositions to any Miller Drilling Fund of any Oil and Gas Properties (including pursuant to the sale of not less than 100% of the Equity Interests of any Subsidiary) on which no Proved Reserves are located, so long as (i) such Dispositions do not exceed, individually or in the aggregate, $5,000,000 and (ii) any non-cash consideration received by any Loan Party in connection with such Disposition shall be pledged by such Loan Party to Administrative Agent for the benefit of the Secured Parties as security for the Secured Obligations; provided that, the Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer of the Borrower certifying that (A) no Default or Event of Default is existing or would result therefrom, (B) the consideration received from any such Disposition is at least equal to the fair market value of the Oil and Gas Properties subject to such Disposition, as reasonably determined in good faith by the board of directors (or equivalent governing body) of such Loan Party, and (C) the Borrower is in compliance with Section 9.01 after giving effect to such Disposition of Oil and Gas Properties;

(g)    Dispositions of claims against customers, working interest owners, other industry partners or any other Person in connection with workouts or bankruptcy, insolvency or other similar proceedings with respect thereto;

(h)    a Disposition of the Aircraft;

(i)    Dispositions of Tennessee Oil and Gas Properties;

(j)    the CIE Pipeline Asset Disposition;

(k)    Dispositions of Cash Equivalents and Investments permitted by Section 9.05(j) and Section 9.05(o); and

(l)    other Dispositions of Properties not regulated by Section 9.12(a) to (h) having a fair market value not to exceed $4,000,000 during any 12-month period;

provided, that, notwithstanding the foregoing, it shall be a condition to any Disposition of Oil and Gas Properties pursuant to this Section 9.12 that (a) the Borrower is in compliance with Section 9.01 immediately before and after giving effect to such Disposition of Oil and Gas Properties, (b) the consideration received from any such Disposition is at least equal to the fair market value of the Oil and Gas Properties subject to such Disposition, as reasonably determined in good faith by the board of directors (or equivalent governing body) of such Loan Party, and (c) 100% of the consideration for such Oil and Gas Properties shall be cash or Cash Equivalents.
Section 9.13.    Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary or Miller 2009 Partnership to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate; provided, however, that the foregoing restrictions will not apply to (a) transactions that are not otherwise prohibited under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Borrower and its Subsidiaries, (c) reasonable and customary indemnification, benefit, compensation and other employment arrangements and agreements for directors, officers and other employees of the Borrower and its Subsidiaries entered into in the ordinary course of business, (d) transactions permitted by Section 9.04(a), (e) transactions between or among Loan Parties and (f) transactions set forth on Schedule 9.13.

Section 9.14.    Subsidiaries; Equity Interests. The Borrower will not, and will not permit any Subsidiary or Miller 2009 Partnership to, create or acquire any additional Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b). The Borrower shall not, and shall not permit any Subsidiary to (a) Dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.12 or (b) issue any Equity Interest in any Subsidiary unless such Equity Interest is subject to the Lien of the Administrative Agent pursuant to the Security Instruments. None of the Borrower, any Subsidiary or Miller 2009 Partnership shall have any Foreign Subsidiaries.

Section 9.15.    Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any Subsidiary or Miller 2009 Partnership to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts (or which requires the consent of or notice to other Persons in connection therewith) (a) the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Secured Parties, (b) any Subsidiary or Miller 2009 Partnership from paying dividends or making distributions to the Borrower or any Guarantor, or (c) any Subsidiary from guaranteeing Debt of the Borrower or any other Loan Party; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (i) this Agreement, the Security Instruments or the Second Lien Loan Documents, (ii) Liens permitted by Section 9.03(c) (but only to the extent related to the Property on which such Liens were created), or (iii) any restriction with respect to the Borrower or a Subsidiary or Miller 2009 Partnership imposed pursuant to an agreement entered into for the direct or indirect sale or Disposition of the Property of the Borrower or such Subsidiary or Miller 2009 Partnership or all or substantially all the equity of a Subsidiary (or the Property that is subject to such restriction) pending the closing of such sale or Disposition, in each case, to the extent Disposition is permitted hereby and such restriction applies only to the Property that is the subject of such Disposition.

Section 9.16.    Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not, and will not permit any Subsidiary or Miller 2009 Partnership to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary that would require the Borrower or such Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed $500,000 in the aggregate.

Section 9.17.    Swap Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreements with any Person other than the Swap Agreements listed on Schedule 9.17 and (a) Swap Agreements in respect of commodities (i) with an Approved Counterparty and (ii) except with respect to basis differential swaps on volumes already hedged pursuant to other Swap Agreements, the notional volumes for which (when aggregated with other such commodity Swap Agreements then in effect) do not exceed, as of the date such Swap Agreement is executed, (A)(1) for the period 1 to 24 months after such date of execution, 90% of the reasonably anticipated projected production from Proved Developed Producing Reserves for each month during the period during which such Swap Agreement is in effect for crude oil, (2) for the 25th month after such date of execution, 80% of the reasonably anticipated projected production from Proved Developed Producing Reserves for such month for crude oil and (3) for the period 26 to 36 months after such date of execution, 75% of the reasonably anticipated projected production from Proved Developed Producing Reserves for each month during the period during which such Swap Agreement is in effect for crude oil and (b) Swap Agreements in respect of interest rates with an Approved Counterparty, as follows: (i) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 50% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a fixed rate and (ii) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate; provided that all such Swap Agreements described in the foregoing clauses (a) and (b) shall be on commercially reasonable terms and entered into on an arm’s length basis. In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any Subsidiary to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures. The Borrower will not permit Miller 2009 Partnership to enter into any Swap Agreements.

Section 9.18.    Acquisition Documents & Organizational Documents.

(a)    The Borrower will not, and will not permit any of its Subsidiaries or Miller 2009 Partnership to, amend, modify or supplement any of the Savant Acquisition Agreement or the certificate or articles of incorporation, by-laws, or other organizational or governing documents of such Person, in each case, if the effect thereof could reasonably be expected to be adverse to the Lenders (and provided that the Borrower promptly furnishes to the Administrative Agent a copy of such amendment, modification or supplement).

(b)    The Borrower will not, and will not permit any of its Subsidiaries or Miller 2009 Partnership to, amend, modify or supplement the Gunsight Acquisition Agreement without the prior written consent of the Administrative Agent.

Section 9.19.    Fiscal Year; Accounting Practices. The Borrower shall not, and shall not permit any other Loan Party to, change its fiscal year-end or any material accounting practice without giving 30 days prior written notice thereof to the Administrative Agent.

Section 9.20.    Preferred Equity Interests.

(a)    The Borrower shall not redeem any of the Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock prior to the date that is 30 days after the Termination Date. The foregoing covenant shall survive the termination of the Loan Documents and repayment of the Secured Obligations.

(b)    The Borrower shall not amend or otherwise modify the terms or conditions of the Series B Preferred Stock, the Series C Preferred Stock, or the Series D Preferred Stock (including without limitation the Series B Preferred Dividend, the Series C Preferred Dividend, or the Series D Preferred Dividend).

(c)    The Borrower will not issue or designate any series or class of Equity Interest that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the Borrower, over common Equity Interests of the Borrower, other than the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, in each case as are issued and outstanding on the Effective Date; provided that, the Borrower may issue additional preferred Equity Interests so long as (i) the aggregate par value of all such preferred Equity Interests issued after the Effective Date shall not exceed $15,000,000 and (ii) the terms and conditions of any such preferred Equity Interest are no more onerous to the Borrower than those contained in either the Series C Preferred Stock or the Series D Preferred Stock.

Section 9.21.    Marketing Activities. The Borrower will not, and will not permit any of its Subsidiaries or Miller 2009 Partnership to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract and (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Subsidiaries or Miller 2009 Partnership that the Borrower or one of its Subsidiaries or Miller 2009 Partnership has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business; provided that in each case, except for contracts listed on Schedule 7.19 on the Effective Date, no such contracts shall pertain to the sale of Hydrocarbon production at a fixed price.

Section 9.22.    Consolidated G&A Expenses. The Borrower shall not permit Consolidated G&A Expenses to exceed $6,250,000 in any fiscal quarter.

Section 9.23.    New Well Capital Expenditures. If at any time the Administrative Agent either receives or gives any notice pursuant to Section 5.09 of the Intercreditor Agreement, neither the Borrower nor any other Loan Party shall make any New Well Capital Expenditure without the prior written consent of each of the Administrative Agent and the Second Lien Administrative Agent (each acting in accordance with the Loan Documents or the Second Lien Loan Documents, as applicable).

ARTICLE X
EVENTS OF DEFAULT; REMEDIES

Section 10.01.    Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days.

(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (unless such representation or warranty was already qualified by materiality, in which case such representation or warranty shall simply prove to have been incorrect).

(d)    the Borrower, any Subsidiary or Miller 2009 Partnership shall fail to observe or perform any covenant, condition or agreement applicable to it contained in Section 8.01(m), Section 8.02, Section 8.03, Section 8.07, Section 8.13(b), Section 8.14, Section 8.16, or in Article IX.

(e)    the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such Subsidiary otherwise becoming aware of such default.

(f)    the Borrower, any Subsidiary or Miller 2009 Partnership shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable.

(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower, any Subsidiary or Miller 2009 Partnership to make an offer in respect thereof; provided that this clause (g) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt and permitted hereby.

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any Subsidiary or Miller 2009 Partnership or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Subsidiary or Miller 2009 Partnership or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)    the Borrower, any Subsidiary or Miller 2009 Partnership shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Subsidiary or Miller 2009 Partnership or for a substantial part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(j)    the Borrower, any Subsidiary or Miller 2009 Partnership shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k)    one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding), shall be rendered against the Borrower, any Subsidiary or Miller 2009 Partnership or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower, any Subsidiary or Miller 2009 Partnership to enforce any such judgment.

(l)    the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower, any Subsidiary or Miller 2009 Partnership or any of their Affiliates shall so state in writing.

(m)    the Intercreditor Agreement, after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against any Loan Party or any holder of Debt under the Second Lien Loan Documents or shall be repudiated in writing by any such Person.

(n)    (i) any Loan Party shall make any payment, whether in principal, interest, premiums or fees, that is not allowed under the terms of the Intercreditor Agreement, or (ii) any Loan Party amends, supplements or otherwise modifies the Second Lien Term Loan Agreement or any other Second Lien Loan Document that is not allowed under, or otherwise violates or breaches, the provisions of the Intercreditor Agreement.

(o)    an ERISA Event occurs which results in, or could reasonably be expected to result in, a liability of the Borrower, any Subsidiary or the Miller 2009 Partnership in an amount in excess of $100,000.

(p)    The Borrower or any ERISA Affiliate as employer under a Plan makes a complete or partial withdrawal from such Plan and such withdrawing employer incurs, or could reasonably be expected to incur, a withdrawal liability in an annual amount in excess of $100,000.

(q)    If (i) David Voyticky ceases to be President of the Borrower, or David Hall ceases to be Chief Executive Officer of CIE, or Scott Boruff ceases to be Chief Executive Officer of the Borrower or (ii) either David Voyticky or Scott Boruff otherwise ceases to be substantially involved in the daily operations of the Borrower or David Hall otherwise ceases to be substantially involved in the daily operations of CIE and, in each case, if such Person is not replaced by a Person reasonably satisfactory to the Administrative Agent within sixty (60) days of such Person ceasing to hold such office or ceasing to be so involved, as applicable.

(r)    If the Borrower is delisted from the New York Stock Exchange, without giving effect to any pending appeals.

(s)    A Change in Control shall occur.

Section 10.02.    Remedies.

(a)    In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be immediately due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically and immediately become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b)    In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)    All proceeds realized from the liquidation or other Disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied (subject in all cases to the Intercreditor Agreement):

(i)    first, to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii)    second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii)    third, pro rata to payment of accrued interest on the Loans;

(iv)    fourth, pro rata to payment of principal outstanding on the Loans, payment of Secured Swap Obligations and Secured Cash Management Obligations and to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure;

(v)    fifth, pro rata to any other Secured Obligations; and

(vi)    sixth, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

ARTICLE XI
THE AGENTS

Section 11.01.    Appointment; Powers. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02.    Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender and Issuing Bank shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or Issuing Bank unless the Administrative Agent shall have received written notice from such Lender or Issuing Bank prior to the Effective Date specifying its objection thereto.

Section 11.03.    Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which, its opinion, or the opinion of its counsel, exposes the Administrative Agent to liability or which is contrary to this Agreement, the Loan Documents or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination property of a Defaulting Lender in violation of any debtor relief law. If a Default has occurred and is continuing, neither the Syndication Agent nor the Documentation Agent shall have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower and the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05.    Subagents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06.    Resignation of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation of the retiring Agent, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 11.07.    Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08.    No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent nor any Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Simpson Thacher & Bartlett LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09.    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan or LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursement and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.08, Section 3.05 and Section 12.03) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.05 and Section 12.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10.    Authority of Administrative Agent to Release Collateral and Liens. Each Lender and Issuing Bank hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any Disposition of Property to the extent such Disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents.

Section 11.11.    The Arranger, the Syndication Agent and the Documentation Agent. The Arranger, the Syndication Agent and the Documentation Agent shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

ARTICLE XII
MISCELLANEOUS

Section 12.01.    Notices.

(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)    if to the Borrower, to it at:
MILLER ENERGY RESOURCES, INC.
9721 Cogdill Road, Ste. 302,
Knoxville, Tennessee 37932
Attn: Scott M. Boruff, CEO
Fax No.: (865) 691-8209
with copies to:
MILLER ENERGY RESOURCES, INC.
9721 Cogdill Road, Ste. 302,
Knoxville, Tennessee 37932
Attn: Kurt Yost, General Counsel
Fax No.: (865) 691-8209
(ii)    if to the Administrative Agent, to it at:
KEYBANK NATIONAL ASSOCIATION
600 Travis St., Ste. 6260
Houston, Texas 77002
Attn: George E. McKean, Senior Vice President

(iii)    if to the Issuing Bank, to it at:
KEYBANK NATIONAL ASSOCIATION
600 Travis St., Ste. 6260
Houston, Texas 77002
Attn: George E. McKean, Senior Vice President; and

(iv)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02.    Waivers; Amendments.

(a)    No failure on the part of the Administrative Agent, any other Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)    Neither this Agreement nor any provision hereof nor any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) except as otherwise provided in Section 2.07, increase the Borrowing Base without the written consent of each Lender, decrease or maintain the Borrowing Base without the consent of the Required Lenders, or modify Section 2.07 in any manner without the consent of each Lender (other than any Defaulting Lender);

provided that a Scheduled Redetermination may be postponed by the Required Lenders, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Secured Obligations hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Secured Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date or the Termination Date without the written consent of each Lender directly affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 3.04(c), Section 6.01, Section 10.02(c) or Section 12.14 without the written consent of each Lender directly affected thereby (other than any Defaulting Lender), (vii) release any Guarantor (except as set forth in the Guarantee and Collateral Agreement), release all or substantially all of the collateral (other than as provided in Section 11.10), or reduce the percentage set forth in Section 8.14(a) to less than 80%, without the written consent of each Lender (other than any Defaulting Lender), (viii) change any of the provisions of this Section 12.02(b) or the definitions of “Required Lenders” or “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than any Defaulting Lender); or (ix) change Section 10.02(c) without the consent of each Person to whom a Secured Obligation is owed, or (x) contractually subordinate the payment of all the Secured Obligations to any other Debt or contractually subordinate the priority of any of the Administrative Agent’s Liens to the Liens securing any other Debt, in each case, without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

Section 12.03.    Expenses, Indemnity; Damage Waiver.

(a)    The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable and documented fees, charges and disbursements of Simpson Thacher & Bartlett LLP, counsel for the Administrative Agent (and as required by a firm of local counsel in each appropriate jurisdiction and in the case of an actual or potential conflict of interest, one additional firm of counsel to the affected Lenders) and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs and expenses incurred by any Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-

of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGER, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR

FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR RELATE TO TAXES, WHICH SHALL BE SUBJECT TO INDEMNIFICATION PURSUANT TO SECTION 5.03.

(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, any Arranger or the Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent, such Arranger or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Arranger or the Issuing Bank in its capacity as such.

(d)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)    All amounts due under this Section 12.03 shall be payable not later than 10 Business Days after written demand therefor.

Section 12.04.    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)    the Borrower, provided that no consent of the Borrower shall be required if (1) an Event of Default has occurred and is continuing or (2) at any other time, such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment; and

(C)    each Issuing Bank, provided that no consent of any Issuing Bank shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E)    the assignee must not be a natural person, a Defaulting Lender or an Affiliate or Subsidiary of the Borrower.

(iii)    Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c)    (i) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, Issuing Bank or any other Person, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) the selling Lender shall maintain the Participant Register. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.02(b) that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section

5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)    A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(f) as though it were a Lender (it being understood the documentation required under Section 5.03(f) shall be provided only to the selling Lender).

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or a central bank, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)    Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05.    Survival; Revival; Reinstatement.

(a)    All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03, and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)    To the extent that any payments on the Secured Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06.    Counterparts; Integration; Effectiveness.

(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)    Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07.    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower or any Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09.    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)    THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(c)    EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d)    EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE

FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11.    Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders (severally and not jointly) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and required to keep such Information confidential), (b) to the extent requested by any regulatory authority having authority over the Administrative Agent or any Lender, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (provided that such Person agrees to be bound by the provisions of this Section 12.11) or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations (provided that such Person agrees to be bound by the provisions of this Section 12.11), (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12.    Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13.    EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST

THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14.    Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Secured Obligations shall also extend to and be available to any Lender or any Affiliate of a Lender that is counterparty to any Swap Agreement with the Borrower or any of its Subsidiaries (including any Swap Agreement between such Persons in existence prior to the date hereof) on a pro rata basis in respect of any obligations of the Borrower or any of its Subsidiaries which arise under any such Swap Agreement. If any Lender or any Affiliate of a Lender ceases to be a Lender under this Agreement, then the benefit of the Security Instruments and such provisions will continue to apply to the Swap Agreements to which such Lender or its Affiliate is a party at the time that Lender ceases to be a Lender, but will not apply to any Swap Agreements entered into by that Lender or any of its Affiliates after that date. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements

Section 12.15.    No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries.

Section 12.16.    USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 12.17.    Alaska Statutes. The Loan Parties are personally obligated and fully liable for the amount due under this Agreement. The Administrative Agent has the right to sue on this Agreement and the other Loan Documents and obtain a personal judgment against each Loan Party for satisfaction of the amount due under this Agreement and the other Loan Documents either before or after a judicial foreclosure of any Mortgage under AS 09.45.170 - 09.45.220.

Section 12.18.    Intercreditor Agreement. The Administrative Agent is hereby authorized on behalf of the Lenders to enter into the Intercreditor Agreement as needed to effectuate the transactions permitted by this Agreement and the Lenders hereby agree that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of such applicable Intercreditor Agreement. Each Lender acknowledges and agrees to the terms of such Intercreditor Agreement and agrees that the terms thereof shall be binding on such Secured Party and its successors and assigns, as if it were a party thereto. Without limiting the provisions of Sections 11.02 and 12.03, each Lender hereby consents to the Administrative Agent and any successor serving in such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against the Administrative Agent, or any such successor, arising from the role of the Administrative Agent or such successor under the Loan Documents or any such Intercreditor Agreement so long as it is either acting in accordance with the terms of such documents and otherwise has not engaged in gross negligence or willful misconduct (as determined in a final and non-appealable judgment by a court of competent jurisdiction).

Section 12.19.    Keepwell. The Borrower shall, and shall cause each Qualified ECP Guarantor, jointly and severally absolutely, unconditionally and irrevocably to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Security Instruments in respect of Secured Swap Agreements; provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 12.19 for the maximum amount of such liability that can be incurred without rendering its obligations under this Section 12.19, or otherwise under any Security Instrument, as it relates to such other Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 12.19 shall remain in full force and effect until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full in immediately available funds and all Letters of Credit shall have expired or terminated or been cash collateralized and all LC Disbursements shall have been reimbursed. Each Qualified ECP Guarantor intends that this Section 12.19 constitute, and this Section 12.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the date first written above.

BORROWER:	MILLER ENERGY RESOURCES, INC.

By: /s/ Scott M. Boruff
Name: Scott M. Boruff
Title: Chief Executive Officer

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent for the Lenders and as a Lender

By: /s/ George E. McKean
Name: George E. McKean
Title: Senior Vice President

LENDER:	CIT FINANCE LLC, as a Lender

By: /s/ John Feeley
Name: John Feeley
Title: Director

LENDER:	MUTUAL OF OMAHA BANK, as a Lender

By: /s/ Edward Fenk
Name: Edward Fenk
Title: Manager - Energy Lending

LENDER:	ONEWEST BANK N.A., as a Lender

By: /s/ Sean Murphy
Name: Sean Murphy
Title: Executive Vice President

LENDER:	KEYBANK NATIONAL ASSOCIATION, as Issuing Bank

By: /s/ George E. McKean
Name: George E. McKean
Title: Senior Vice President

ANNEX I

LIST OF COMMITMENTS

Name of Lender	Applicable Percentage	Commitment as of the Effective Date	Maximum Credit Amount
KeyBank National Association	33.333333333%	$20,000,000	$83,333,333.33
CIT Finance LLC	25.000000000%	$15,000,000	$62,500,000.00
Mutual of Omaha Bank	25.000000000%	$15,000,000	$62,500,000.00
OneWest Bank N.A.	16.666666667%	$10,000,000	$41,666,666.67
TOTAL:	100.000000000%	$60,000,000	$250,000,000.00

Execution Version

EXHIBIT A
FORM OF NOTE
[Date]
FOR VALUE RECEIVED, Miller Energy Resources, Inc., a corporation duly formed and existing under the law of the State of Tennessee (“Borrower”), hereby promises to pay to [__] (“Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal sum equal to such Lender’s Maximum Credit Amount, or, if greater or less, the aggregate unpaid principal amount of each Loan or so much thereof as may be advanced by Lender from time to time to or for the benefit or account of Borrower under that certain Credit Agreement, dated as of June 2, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), among Borrower, the lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent (in such capacity, “Administrative Agent”).
Borrower promises to pay interest on the unpaid principal amount of this Note from the date hereof until the Loans made by Lender are paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to Administrative Agent for the account of Lender in dollars in immediately available funds as provided in the Credit Agreement. If any amount is not paid in full when due hereunder, then such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Security Instruments and the other Loan Documents. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Loans made by Lender shall be evidenced by an account maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
Borrower is personally obligated and fully liable for the amount due under this Note. The Lender has the right to sue on this Note and obtain a personal judgment against Borrower for satisfaction of the amount due under this Note either before or after a judicial foreclosure of the Mortgages under the laws of the State of Alaska (including, but not limited to, AS 09.45.170 - 09.45.220).
[Signature page follows.]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
IN WITNESS WHEREOF, the undersigned has executed this Note as of the day and year set forth above.

MILLER ENERGY RESOURCES, INC.

By:
Name:
Title:

EXHIBIT B
FORM OF BORROWING REQUEST
[Date]
KeyBank National Association, as Administrative Agent
600 Travis St., Ste. 6260
Houston, Texas 77002
Attention:    George E. McKean, Senior Vice President
Phone: 713-221-6817
Email: george.mckean@key.com

Ladies and Gentlemen:
The undersigned, Miller Energy Resources, Inc., a Tennessee corporation (“Borrower”), refers to the Credit Agreement dated as of June 2, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the lenders from time to time party thereto (the “Lenders”), and KeyBank National Association, as Administrative Agent for the Lenders. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
Borrower hereby gives you irrevocable notice pursuant to Section 2.03 of the Credit Agreement that it hereby requests a borrowing of Loans under the Credit Agreement (the “Requested Borrowing”), and in connection therewith sets forth below the information relating to such Requested Borrowing as required by Section 2.03 of the Credit Agreement:
(a)    The aggregate principal amount of the Requested Borrowing is $[__________].
(b)    The date of the Requested Borrowing is [________, ____] 1
(c)    Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];
(d)    In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [__________] 2
(e)    Amount of the Borrowing Base in effect on the date hereof is $[__________];
(f)    The total Revolving Credit Exposures on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure) is $[__________];
(g)    The pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing) is $[__________]; and
(h)    The location and number of the Borrower’s account to which funds are to be disbursed is [____]. 3
1.    To be a Business Day.
2.    To be a period contemplated by the definition of the term "interest Period."
3.    Insert wiring instructions. To comply with Section 2.05.

The undersigned hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the date of the Requested Borrowing:
(a)    The representations and warranties of each of the Loan Parties contained in each Loan Document are true and correct in all material respects (unless such representation and warranty is already qualified by materiality, in which case such representation or warranty is simply true and correct) on and as of the date hereof, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date hereof, such representations and warranties continue to be true and correct as aforesaid as of such specified earlier date
(b)    At the time of and immediately after giving effect to the Requested Borrowing, no Default has occurred and is continuing.
(c)    At the time of and immediately after giving effect to the Requested Borrowing, no event, development or circumstance has occurred or exists that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.
Delivery of an executed counterpart of this Borrowing Request by facsimile or other electronic means will be effective as delivery of an original executed counterpart of this Borrowing Request.
[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed this Borrowing Request as of the first date set forth above.

MILLER ENERGY RESOURCES, INC.

By:
Name:
Title:

EXHIBIT C
FORM OF INTEREST ELECTION REQUEST
[Date]
KeyBank National Association, as Administrative Agent
600 Travis St., Ste. 6260
Houston, Texas 77002
Attention:    George E. McKean, Senior Vice President
Phone: 713-221-6817
Email: george.mckean@key.com

Ladies and Gentlemen:
The undersigned, Miller Energy Resources, Inc., a corporation duly formed and existing under the laws of the State of Tennessee (“Borrower”), refers to the Credit Agreement dated as of June 2, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), among Borrower, the lenders from time to time party thereto (the “Lenders”), and KeyBank National Association, as Administrative Agent for the Lenders, hereby makes an Interest Election Request as follows:

(a)
The Borrowing to which such Interest Election Request applies [and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and Section 2.04(c)(iv) shall be specified for each resulting Borrowing)] is [____________________].

(b)	The effective date of the Interest Election Request is [____________, ____] 1

(c)	The resulting Borrowing is to be [an ABR Borrowing][a Eurodollar Borrowing].

[(d)	The Interest Period for the resulting Eurodollar Borrowing after giving effect to the Interest Election Request is [____].] 2
[Signature page follows.]

1.	To be a Business Day.

2.	To be a period contemplated by the definition of the term “Interest Period.”

IN WITNESS WHEREOF, the undersigned has executed this Interest Election Request as of the day and year set forth above.

MILLER ENERGY RESOURCES, INC.

By:
Name:
Title:

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
[COMPANY LETTERHEAD]
[Date]
KeyBank National Association, as Administrative Agent
600 Travis St., Ste. 6260
Houston, Texas 77002
Attention:    George E. McKean, Senior Vice President
Phone: 713-221-6817
Email: george.mckean@key.com

Ladies and Gentlemen:
This Compliance Certificate (this “Certificate”) is given pursuant to Section 8.01(c) of that certain Credit Agreement dated as of June 2, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Miller Energy Resources, Inc., a Tennessee corporation (“Borrower”), the lenders from time to time party thereto (the “Lenders”), and KeyBank National Association, as Administrative Agent for the Lenders. Capitalized terms used but not otherwise defined herein (including, for the avoidance of doubt, in the Schedules hereof) shall have the meanings assigned to such terms in the Credit Agreement.
The officer executing this Certificate is the [________] 1 of Borrower, and as such is duly authorized to execute and deliver this Certificate on behalf of Borrower. By so executing this Certificate, the undersigned hereby certifies to Administrative Agent on behalf of Borrower, solely in his capacity as the [________] of Borrower and not individually, that:

1.
The financial statements for the [fiscal year/fiscal quarter] ending [__________], 201[_] delivered with this Certificate in accordance with Section [8.01(a)][8.01(b)] of the Credit Agreement present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied at the dates and for the periods indicated in the financial statements[, subject, in the case of any unaudited financial statements delivered pursuant to Section 8.01(b) of the Cred Agreement, to normal year-end audit adjustments and the absence of footnotes]. 2

2.
No Default or Event of Default has occurred and is continuing, except as set forth in Schedule 1 hereto, which includes a description of the nature and status and period of existence of such Default or Event of Default, if any, and what action the Borrower has taken, is undertaking and/or proposes to take with respect thereto.

1.	Must be a Financial Officer.

2.	Insert bracketed phrase when financial statements delivered with this Certificate are delivered pursuant to Section 8.01(b).

3.
Except as set forth in Schedule 1 hereto, the Borrower is in compliance, as of the last day of the period covered by the financial statements attached hereto, with each of the covenants set forth in Section 9.01 of the Credit Agreement, as demonstrated by the detailed calculations of such covenants set forth in Schedule 2 hereto.

4.
No change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements delivered pursuant to Section 8.01(a) of the Credit Agreement, except as set forth in Schedule 3 hereto, which includes a description of the change in GAAP and the effect of such change on the financial statements accompanying this Certificate.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the day and year set forth above.

MILLER ENERGY RESOURCES, INC.

By:
Name:
Title:

SCHEDULE 1
DEFAULTS AND EVENTS OF DEFAULT

SCHEDULE 2
FINANCIAL COVENANT CALCULATIONS
Fiscal [year] [quarter] ending [__]
Section 9.01(a) - Leverage Ratio

(a)	Total Debt of the Borrower as of the last day of such fiscal [quarter] [year]	$____________
(b)
Borrower’s consolidated EBITDAX 1, 2 for the four fiscal quarter period then ended, without duplication, (i) + [(ii) + (iii) + (iv) + (v) + (vi) + (vii) + (viii) + (ix)] 3  + [(x) + (xi) + (xii)] - [(xiii) + (xiv)] 4 =
$____________
(i)	Consolidated Net Income 5	$____________
(ii)	Interest Expense 6, 7 (A + B + C)	$____________
(A)
interest expense (including imputed interest expense in respect of obligations under any Capital Lease or Synthetic Lease) of the Borrower and the Consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding, for the avoidance of doubt, interest on preferred stock)
$____________
(B)
any interest accrued during such period in respect of Debt of the Borrower or any Consolidated Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP
$____________
(C)
all fees, including, waiver fees, amendment fees, consent fee, upfront fees or any other fee or expense, however styled, paid to the administrative agent and/or the lenders under the Second Lien Term Loan for their own benefit (but excluding payments under the Restructuring Agreement as it exists on the date hereof)
$____________
(iii)	income Taxes	$____________
(iv)	depreciation	$____________
(v)	depletion	$____________
(vi)	amortization 8	$____________
(vii)	exploration expenses	$____________
(viii)	accretion of asset retirement obligations	$____________
(ix)	other noncash charges reasonably acceptable to the Administrative Agent	$____________
	plus	$____________
(x)	payments paid to Apollo Investment Corporation under and as defined in the Restructuring Agreement 9	$____________
(xi)	costs of the initial syndication of the Credit Agreement	$____________
(xii)	costs associated with novating existing Swap Agreements in accordance with Section 8.16(d)	$____________
minus
(xiii)	noncash income included in the calculation of Consolidated Net Income	$____________
(xiv)
any cash received outside the ordinary course of business from any foreign, United States, state or local tax credit or incentive program, including, without limitation, Alaska’s Oil & Gas Production Tax Credit program
$____________
	Leverage Ratio Requirement = (a) divided by (b)	________ : ________
	Maximum Leverage Ratio Requirement:	[4.00][3.75][3.50] 10 : 1.00
	Compliance	Yes No

1.     Insert annualized numbers pursuant to the proviso in the definition of “EBITDAX” for quarters July 31, 2014, October 31, 2014 and January 31, 2015.
2.    EBITDAX shall be subject to pro forma adjustments for acquisitions or Dispositions (calculated in accordance with Regulation S-X under the Exchange Act, as amended or as otherwise approved by the Administrative Agent), as if such acquisition or Disposition had occurred on the first day of such period and shall also include adding back to Consolidated Net Income any non-recurring or one-time cash or non-cash charges or expenses associated with such acquisition or Disposition that are reasonably acceptable to the Administrative Agent.

3.    Only add items (ii) - (ix) to the extent deducted in calculating Consolidated Net Income.
4.    Only subtract items (xi) and (xii) to the extent added in the determination of Consolidated Net Income.
5.    Exclude from net income (or loss) (to the extent otherwise included therein) the following: (a) the net income (or loss) of any Person in which the Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited; (c) any extraordinary gains or losses during such period and, to the extent such exclusion is approved by the Administrative Agent, any other one-time or nonrecurring gains or losses, (d) non-cash gains, losses or adjustments, including non-cash gains, losses or adjustments under authoritative guidance from the FASB as a result of changes in the fair market value of derivatives and any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns and writedowns under authoritative guidance from the FASB as a result of accounting for oil and gas activities, goodwill and other intangible assets, and property, plant and equipment (for the avoidance of doubt, realized gains or losses will be counted in Consolidated Net Income in the quarter that cash is actually received or paid); (e) any non-cash employee based compensation; and (f) any gain or loss realized in connection with asset sales.
6.    Insert annualized numbers for clauses (a) and (b) pursuant to the proviso in the definition of “Interest Expense” for quarters ending July 31, 2014, October 31, 2014 and January 31, 2015.
7.    Interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Subsidiary with respect to interest rate Swap Agreements.
8.     Including amortization of deferred financing costs.
9.    To the extent deducted in calculating Consolidated Net Income.
10.    Use (a) 4.00 to 1.00 for fiscal quarter ending July 31, 2014 (b) 3.75 to 1.00 for fiscal quarter ending October 31, 2014 and (c) 3.5 to 1.00 for each fiscal quarter ending on or after January 31, 2015.

Section 9.01(b) - Interest Coverage Ratio

(a)	EBITDAX for the four fiscal quarter period then ended [cross reference EBITDAX calculation above]	$_______________
(b)	Interest Expense for the four fiscal quarter period then ended [cross reference Interest Expense calculation above]	$_______________
	Interest Coverage Ratio Requirement = (a) divided by (b)	________:________
	Minimum Interest Coverage Ratio:	[2.25][2.50] 11: 1.00
	Compliance	YesNo

Section 9.01(c) - Current Ratio

(a)
consolidated current assets (including the unused amount of the total Commitments, but excluding non-cash assets under ASC 815 and current plugging and abandonment restricted cash) as of the last day of such fiscal quarter
$_______________
(b)
consolidated current liabilities (excluding non-cash obligations under ASC 815, current liabilities for plugging and abandonment expense and current maturities under the Credit Agreement) as of the last day of such fiscal quarter
$_______________
	Current Ratio = (a) divided by (b)	________ : ________
	Minimum Current Ratio Requirement:	1.0 to 1.0
	Compliance	Yes

[Section 9.01(d) - Minimum Gross Production

Daily average of gross production of Hydrocarbons (calculated at the wellhead on a barrel of oil equivalent basis, where 10 Mcf of natural gas is equal to one barrel of oil) from the Loan Parties’ Oil and Gas Properties constituting Mortgaged Property during the fiscal quarter then ended:
_______________
Minimum Gross Production Requirement:	2,500
Compliance	Yes No] 12

Section 9.01(e) - Minimum Liquidity

Liquidity:
(a)
readily and immediately available unrestricted cash held in deposit accounts of any Loan Party and Cash Equivalents of the Loan Parties, in each case, which are free and clear of all Liens (other than Liens in favor of Administrative Agent securing the Secured Obligations and the Second Lien Administrative Agent securing the Second Lien Secured Obligations) and which are reflected on the Borrower’s balance sheet,

(b)	the amount of the First Lien Loans that are then available for borrowing.:
	Liquidity = (a) plus (b):	$_______________
	Minimum Liquidity Requirement =	$5,000,000
	Compliance	YesNo

11.    Use (a) 2.25 to 1.00 for fiscal period ending July 31, 2014 and (b) 2.50 to 1.00 for fiscal period ending October 31, 2014
12.    To be included while Second Lien Term Loan Agreement remains in effect.

[Section 9.01(f) - Asset Coverage Ratio

(a)	NYMEX Value of the total Proved Developed Reserves of the Loan Parties as shown on the most recently delivered Reserve Report	$_______________
(b)	Total Debt as of the last day of such fiscal [quarter] [year]	$_______________
	Asset Coverage Ratio = (a) divided by (b)	________ : ________
	Minimum Asset Coverage Ratio:	1.10 to 1.00
	Compliance	Yes No] 13

13.    To be included while Second Lien Term Loan Agreement remains in effect.

SCHEDULE 3
CHANGES IN GAAP

EXHIBIT E
FORM OF TRANSFER ORDER LETTERS
___________ ___, _______
VIA CERTIFIED MAIL
RETURN RECEIPT REQUESTED
TO:    [____________________]
[____________________]
[____________________]
[____________________]
Re:    Letter in Lieu of Transfer Order
Ladies and Gentlemen:
By one or more mortgages and/or deeds of trust, a copy of which is enclosed with this letter, Miller Energy Resources, Inc., Cook Inlet Energy, LLC, East Tennessee Consultants, Inc. and East Tennessee Consultants II, L.L.C. 1 (hereinafter collectively referred to as the “Companies”) have granted to KeyBank National Association, as administrative agent (in such capacity together with its successors in such capacity, “Administrative Agent”) for one or more lenders (such lenders, together with their respective successors and assigns, the “Lenders”), a lien on and security interest in the property interests described on Schedule I attached hereto (the “Properties”), including without limitation an assignment and transfer of all of the present and future production and proceeds of production from the Properties.
We understand that, pursuant to division orders, transfer orders, letters-in-lieu thereof or other agreements, you are currently disbursing proceeds of the production from the Properties to one or more of the Companies or its designees.
The Companies and Administrative Agent on behalf of the Lenders hereby give you written notice of the matters set forth above and the assignment and transfer to Administrative Agent for the benefit of the Lenders of all accounts from the sale of hydrocarbons from the Properties. Furthermore, you are hereby authorized and directed to commence paying, immediately upon your receipt of this letter, 100% of all proceeds of production distributed by you and attributable to the interest of any and all of the Companies in the Properties, less applicable severance and ad valorem taxes, directly to Administrative Agent for the benefit of the Lenders at the following address:

ABA #
Account Number
Credit:    KeyBank National Association
Re:    Miller Energy Resources, Inc.

1.    Confirm that these companies are the only ones that own oil & gas properties.

You are hereby further authorized and directed to continue to pay applicable severance and ad valorem taxes to the appropriate parties. To the extent you currently pay royalties, overriding royalties and other burdens on the interest of the Companies in the Properties, you are directed to continue making such distributions. You are hereby further authorized and directed to change your records in accordance with this letter effective immediately upon your receipt of this letter.
In consideration of your acceptance of this letter in lieu of a division or transfer order, the Companies hereby agree to indemnify, save and hold you harmless from and against any and all claims, actions, judgments, damages, liabilities, losses, costs, recoveries and other expenses which you sustain by reason of the payments to Administrative Agent for the benefit of the Lenders of proceeds of production as requested and authorized hereby.
In order that we have a record evidencing your acceptance of this letter, we request that you sign two copies of this letter in the space provided below and return them to Administrative Agent at ______________________________________, ___________________________, Attn: __________________ Fax No.: ____________________ in the enclosed, self-addressed envelope. If you have further requirements concerning this transfer, please notify Administrative Agent at the address specified above. None of the terms or provisions of this letter may be changed without the prior written consent of Administrative Agent.
[Signature pages follow.]

Sincerely,

[___________________], a ______________ [corporation]

By:
Name:
Title:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

ACCEPTED AND AGREED this ____ day of ___________, 201[_], and our records have been changed effective as of ___________, 201[_].

By:
Name:
Title:

EXHIBIT F
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [ASSIGNOR] (the “Assignor”) and [ASSIGNEE] (the “Assignee”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement referred to below (as amended, modified, supplemented, or restated from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date referred to below inserted by the Administrative Agent as contemplated below: (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities); and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
Assignor:

Assignee:

[for Assignee, indicate [Affiliate][Approved Fund of [identify Lender]], if applicable]
Borrower:    Miller Energy Resources, Inc.
Administrative Agent:    KeyBank National Association

Credit Agreement:	Credit Agreement dated as of June 2, 2014, among Miller Energy Resources, Inc., the Lenders parties thereto, and KeyBank National Association, as Administrative Agent

Assigned Interest:

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans 1
	$	$	%
	$	$	%
	$	$	%

[Trade Date:	_____________________] 2
Effective Date:_____________ ___, 201[_] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
[Signature pages follow.]

1.    Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
2.    To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to] 1 and Accepted:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[Consented to] 2 and Accepted:

MILLER ENERGY RESOURCES, INC., as Administrative Agent

By:
Name:
Title:

1.    To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
2.    To be added only if the consent of the Borrower or Issuing Bank is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor: (a) represents and warrants that: (i) it is the legal and beneficial owner of the Assigned Interest; (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim; (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to: (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document; (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder; (iii) the financial condition of the Borrower, any of its subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document; or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee: (a) represents and warrants that: (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement; (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender; (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder; (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type; (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest; and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that: (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT G-1
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement, dated as of June 2, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Miller Energy Resources, Inc., a corporation duly formed and existing under the law of the State of Tennessee (“Borrower”), the lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent (in such capacity, “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loans(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments, or at such times as are reasonably requested by the Borrower or the Administrative Agent.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT G-2
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement, dated as of June 2, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Miller Energy Resources, Inc., a corporation duly formed and existing under the law of the State of Tennessee (“Borrower”), the lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent (in such capacity, “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on an Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments, or at such times as are reasonably requested by such Lender.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT G-3
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement, dated as of June 2, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Miller Energy Resources, Inc., a corporation duly formed and existing under the law of the State of Tennessee (“Borrower”), the lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent (in such capacity, “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such direct or indirect partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments, or at such times as are reasonably requested by such Lender.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT G-4
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement, dated as of June 2, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Miller Energy Resources, Inc., a corporation duly formed and existing under the law of the State of Tennessee (“Borrower”), the lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent (in such capacity, “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of such direct or indirect partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments, or at such times as are reasonably requested by the Borrower or the Administrative Agent.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT H
FORM OF RESERVE REPORT CERTIFICATE
[________], 201[_]
This Reserve Report Certificate is furnished pursuant to Section 8.12(c) of the Credit Agreement dated as of June 2, 2014 among Miller Energy Resources, Inc., a corporation duly formed and existing under the laws of the State of Tennessee (the “Borrower”), each of the Lenders party from time to time thereto and KeyBank National Association, as administrative agent (the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned, solely in [his][her] capacity as [Responsible Officer] of the Borrower, hereby certifies on behalf of the Borrower that in all material respects:
(a)    The information contained in the Reserve Report attached hereto as Exhibit A and any other information delivered in connection therewith is true and correct and any projections based upon such information have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable, subject to uncertainties inherent in all projections.
(b)    The Borrower or its Subsidiaries has good and defensible title to the Oil and Gas Properties evaluated in the Reserve Report attached hereto (other than those Properties (i) Disposed of in compliance with Section 9.12 of the Credit Agreement, (ii) that constitute leases that have expired in accordance with their terms or (iii) that have title defects disclosed in writing to the Administrative Agent (including through the provision of title information pursuant to Section 8.12(a) of the Credit Agreement) and such Properties are free of all Liens except for Specified Liens.
(c)    Except as set forth on Exhibit B hereto, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 of the Credit Agreement with respect to the Oil and Gas Properties evaluated in the Reserve Report attached hereto which would require the Borrower or any Subsidiary to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.
(d)    None of the Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as previously disclosed to the Administrative Agent or as set forth on Exhibit C hereto, which lists all of such sold Oil and Gas Properties.
(e)    Attached hereto as Exhibit D is a list of all marketing agreements entered into subsequent to the later of the Closing Date or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 to the Credit Agreement had such agreement been in effect on the Effective Date.
(f)    At least 50% of the projected Proved Developed Producing Reserves volume of natural gas for the next 12-month period are subject to marketing agreements listed pursuant to the foregoing clause (e), disclosed in a certificate previously delivered pursuant to Section 8.01(i) of the Credit Agreement, or listed on Schedule 7.19 to the Credit Agreement.
(g)    Except as disclosed in Exhibit E attached hereto, all of the Oil and Gas Properties evaluated by Reserve Report attached hereto are Mortgaged Properties which demonstrates compliance with Section 8.14(a) of the Credit Agreement.
[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this Reserve Report Certificate to be duly executed as of the date first written above.

MILLER ENERGY RESOURCES, INC.

By:
Name:
Title:

EXHIBIT A
EXCESS GAS IMBALANCES, TAKE OR PAY OR OTHER PREPAYMENTS

EXHIBIT B
OIL AND GAS PROPERTIES SOLD SINCE LAST
BORROWING BASE DETERMINATION

EXHIBIT C
SOLD OIL AND GAS PROPERTIES

EXHIBIT D
NEW MARKETING AGREEMENTS

EXHIBIT E
MORTGAGE COMPLIANCE

ANNEX I
RESERVE REPORT

SCHEDULE 7.05
LITIGATION

NONE.

SCHEDULE 7.06
ENVIRONMENTAL MATTERS

NONE.

SCHEDULE 7.14
SUBSIDIARIES AND PARTNERSHIPS

SUBSIDIARIES

Full Legal Name:	Cook Inlet Energy, LLC
Jurisdiction of Organization:	Alaska
Organization Identification Number:
AK business license: 924411
AK State Unemployment: 01691651
AK entity: 120124
AK Dept of Commerce, Community & Economic Development: 120124
Qualification File No. Division of Oil & Gas: 2359
Alaska Dept of Natural Resources (DNR): 000050467 (state royalty ID)

Chief Executive Office/Sole Place of Business:	601 W. 5th Avenue Suite 310 Anchorage, AK 99501

Full Legal Name:	East Tennessee Consultants, Inc.
Jurisdiction of Organization:	Tennessee
Organization Identification Number:	TN Sec of State: 000128322
Chief Executive Office/Sole Place of Business:	9534 Morgan County Highway Sunbright, TN 37872

Full Legal Name:	East Tennessee Consultants II, L.L.C.
Jurisdiction of Organization:	Tennessee
Organization Identification Number:	TN Sec of State: 000322422
Chief Executive Office/Sole Place of Business:	9534 Morgan County Highway Sunbright, TN 37872

Full Legal Name:	Miller Rig & Equipment, LLC
Jurisdiction of Organization:	Delaware
Organization Identification Number:	DE 4613262
Chief Executive Office/Sole Place of Business:	3651 Baker Highway Huntsville, TN 37756

Full Legal Name:	Miller Drilling, TN LLC
Jurisdiction of Organization:	Tennessee
Organization Identification Number:	TN Sec of State: 000581094 TN State Unemployment: 06246855
Chief Executive Office/Sole Place of Business:	3651 Baker Highway Huntsville, TN 37756

Full Legal Name:	Miller Energy GP, LLC
Jurisdiction of Organization:	Delaware
Organization Identification Number:	DE 4671347
Chief Executive Office/Sole Place of Business:	3651 Baker Highway Huntsville, TN 37756

Full Legal Name:	Miller Energy Services, LLC
Jurisdiction of Organization:	Delaware
Organization Identification Number:	DE 4613258
Chief Executive Office/Sole Place of Business:	3651 Baker Highway Huntsville, TN 37756

Full Legal Name:	Miller Energy Colorado 2014-1, LLC
Jurisdiction of Organization:	Colorado
Organization Identification Number:	20141288623
Chief Executive Office/Sole Place of Business:	9721 Cogdill Road, Suite 302 Knoxville, TN 37932

Full Legal Name:	Miller Energy Drilling 2009-A, LP
Jurisdiction of Organization:	Delaware
Organization Identification Number:	26-4591186
Chief Executive Office/Sole Place of Business:	9721 Cogdill Road, Suite 302 Knoxville, TN 37932

Full Legal Name:	Miller Energy Income 2009-A, LP
Jurisdiction of Organization:	Delaware
Organization Identification Number:	26-4667064
Chief Executive Office/Sole Place of Business:	9721 Cogdill Road, Suite 302 Knoxville, TN 37932

SCHEDULE 7.18
GAS IMBALANCES

NONE.

SCHEDULE 7.19
MARKETING CONTRACTS

Cook Inlet Energy, LLC	Crude Oil Purchase Agreement (effective 02/01/2012)	Tesoro Refining and Marketing Company 19100 Ridgewood Pkwy San Antonio, TX 78259	Oil sale contract
Cook Inlet Energy, LLC	Gas Sale and Purchase Agreement	Chugach Electric Association, Inc. 5601 Electron Drive PO Box 196300 Anchorage, AK 99519	Gas sale contract
Cook Inlet Energy, LLC	Gas Sales Agreement	ENSTAR Natural Gas Company PO Box 190288 Anchorage, AK 99519	Gas sale contract

SCHEDULE 7.20
SWAP AGREEMENTS

Miller Energy Resources, Inc.
Hedging Agreement
(“2002 Master Agreement” of the International Swaps and Derivatives Association, Inc.) dated December 6, 2010, as amended December 8, 2010, between BP Corporation North America Inc. and Miller Petroleum, Inc.
BP Corporation North America, Inc. 501 Westlake Park Boulevard Houston, TX 77079-2604
Miller Energy Resources, Inc.	Credit Support Annex to the Schedule to the ISDA Master Agreement dated as of December 6, 2010 between BP Corporation North America, Inc. and Miller Petroleum, Inc.	BP Corporation North America, Inc. 501 Westlake Park Boulevard Houston, TX 77079-2604

Counter Party	Type	Price per Bbl	Term (Months)	Effective Date	Termination Date	Volume	As of 12/31/13 MTM Value (Liability)
BP Corporation North America, Inc.	Brent Crude	$101.10	12	1/1/14	12/31/14	584,000	(4,519,499)
BP Corporation North America, Inc.	Brent Crude	$95.35	12	1/1/15	12/31/15	292,000	(2,153,323)
BP Corporation North America, Inc.	Brent Crude	$95.35	12	1/1/15	12/31/15	292,000	(2,153,323)
BP Corporation North America, Inc.	Brent Crude	$91.95	6	1/1/16	6/30/16	291,200	(1,832,933)

Miller Energy Resources, Inc.	Hedging Agreement (ISDA International Swaps and Derivatives Association, Inc. Master Agreement) dated December 17, 2013, between Cargill, Incorporated and Miller Energy Resources, Inc.	Cargill, Incorporated (acting through its Cargill Risk Management Business Unit) 9350 Excelsior Blvd. Hopkins, MN 55343

Counter Party	Type	Price per Bbl	Term (Months)	Effective Date	Termination Date	Volume	As of 1/28/14 MTM Value (Liability)
Cargill, Incorporated	Brent Crude	108.91	1	1/1/2014	1/31/2014	17,000	31,558
Cargill, Incorporated	Brent Crude	108.22	1	2/1/2014	2/28/2014	15,000	17,098
Cargill, Incorporated	Brent Crude	108.22	2	3/1/2014	4/30/2014	34,000	59,479
Cargill, Incorporated	Brent Crude	107.12	3	5/1/2014	7/31/2014	51,000	82,310
Cargill, Incorporated	Brent Crude	105.82	1	8/1/2014	8/31/2014	17,000	21,252
Cargill, Incorporated	Brent Crude	105.82	1	9/1/2014	9/30/2014	16,000	26,964
Cargill, Incorporated	Brent Crude	105.82	1	10/1/2014	10/31/2014	17,000	35,215
Cargill, Incorporated	Brent Crude	104.66	3	11/1/2014	1/31/2015	51,000	82,247
Cargill, Incorporated	Brent Crude	103.31	1	2/1/2015	2/28/2015	15,000	14,972
Cargill, Incorporated	Brent Crude	103.31	2	3/1/2015	4/30/2015	34,000	54,327
Cargill, Incorporated	Brent Crude	101.91	3	5/1/2015	7/31/2015	51,000	58,207
Cargill, Incorporated	Brent Crude	100.50	1	8/1/2015	8/31/2015	17,000	9,001
Cargill, Incorporated	Brent Crude	100.50	1	9/1/2015	9/30/2015	16,000	14,416
Cargill, Incorporated	Brent Crude	100.50	1	10/1/2015	10/31/2015	17,000	21,810
Cargill, Incorporated	Brent Crude	99.10	3	11/1/2015	1/31/2016	51,000	30,621
Cargill, Incorporated	Brent Crude	97.79	1	2/1/2016	2/29/2016	16,000	1,010
Cargill, Incorporated	Brent Crude	96.79	2	3/1/2016	4/30/2016	34,000	16,689
Cargill, Incorporated	Brent Crude	96.76	3	5/1/2016	7/31/2013	51,000	3,527
Cargill, Incorporated	Brent Crude	95.77	1	8/1/2016	8/31/2016	17,000	(7,679)
Cargill, Incorporated	Brent Crude	95.77	1	9/1/2016	9/30/2016	16,000	(3,602)
Cargill, Incorporated	Brent Crude	95.77	1	10/1/2016	10/31/2016	17,000	(16)
Cargill, Incorporated	Brent Crude	94.98	2	11/1/2016	12/31/2016	17,000	(16,667)

*For swaps with a term of more than one month, the volume is divided equally over the term of the swap, by month.

SCHEDULE 7.31
MATERIAL CONTRACTS

Loan Party	Style (or Title) of Contract and Effective Date	Name and Addresses of Other Parties	Description of Subject Matter
Miller Energy Resources, Inc.	Amended and Restated Credit Agreement (February 3, 2014)	Apollo Investment Corporation 9 West 57th Avenue, 37th Floor New York, New York 10019	Amended and Restated Credit Agreement, Second Lien Facility
Miller Energy Resources, Inc., Miller Drilling, TN LLC, Miller Energy Services, LLC, Miller Energy GP, LLC, Miller Rig & Equipment, LLC, Cook Inlet Energy, LLC, East Tennessee Consultants, Inc., East Tennessee Consultants II, L.L.C.
	Amended and Restated Guaranty and Collateral Agreement (dated February 3, 2014)	Apollo Investment Corporation 9 West 57th Avenue, 37th Floor New York, New York 10019	Amended and Restated Guaranty and Collateral Agreement, Second Lien Facility
Cook Inlet Energy, LLC	Crude Oil Purchase Agreement (March 9, 2012)	Tesoro Refining and Marketing Company 19100 Ridgewood Pkwy San Antonio, TX 78259	Oil sale contract
Cook Inlet Energy, LLC	Assignment Oversight Agreement (November 5, 2009)	State of Alaska Department of Natural Resources 550 W. 7th Ave, Suite 1100 Anchorage, AK 99501	Conditions for assignment of leases to CIE
Cook Inlet Energy, LLC	Cook Inlet Energy, LLC Performance Bond Agreement (March 11, 2011)	State of Alaska Department of Natural Resources 550 W. 7th Ave, Suite 1100 Anchorage, AK 99501	Bonding requirements for the Osprey platform
Miller Energy Resources, Inc.	Agreement for Sale of Membership Interests in Cook Inlet Energy, LLC (December 10, 2009)
David M. Hall
48110 David Hall Road
Kenai, Alaska 99611
Walter J. Wilcox II ("JR")
2804 W. 35th Avenue
Anchorage, AK  99517
Troy Stafford
c/o David L. Cooper, Esq.
208 Third Avenue North
Suite 300
Nashville, TN 37201
Purchased subsidiary
Cook Inlet Energy, LLC	Settlement Agreement (October 14, 2010)	Cook Inlet Pipe Line Company (“CIPL”) 4800 Foumace Place Bellaire, TX 77401	Settled tariff dispute
Cook Inlet Energy, LLC	10th Plan of Development (February 17, 2011)	State of Alaska Department of Natural Resources 550 W. 7th Ave, Suite 1100 Anchorage, AK 99501	Part of documentation required to restart Osprey platform
Cook Inlet Energy, LLC	RU Plan of Redevelopment (March 16, 2011)	State of Alaska Department of Natural Resources 550 W. 7th Ave, Suite 1100 Anchorage, AK 99501	Part of documentation required to restart Osprey platform

Miller Energy Resources, Inc.	Hedging Agreement (ISDA Master Agreement, addenda) (December 6, 2010) Amendment to the ISDA Master Agreement (December 8, 2010)	BP Corporation North America, Inc. 501 Westlake Park Boulevard Houston, TX 77079-2604	Hedging agreement
Miller Energy Resources, Inc.	Hedging Agreement (ISDA Master Agreement) (December 17, 2013)	Cargill, Incorporated (acting through its Cargill Risk Management Business Unit) 9350 Excelsior Blvd. Hopkins, MN 55343	Hedging agreement
Miller Energy Resources, Inc.	Consulting Agreement, as amended (March 12, 2010)	Bristol Capital LLC 6353 W. Sunset Boulevard, Suite 4006 Los Angeles, California 90028	Consulting agreement (amended 4/29/11 and 3/11/2012 )
Miller Energy Resources, Inc.	Guaranty Agreement (October 10, 2013)	Schlumberger Technology Corporation, M-I LLC, and Smith International, Inc. PO Box 201556 Houston, Texas 77216-1556	Guaranty on debt from purchase from Schlumberger Technology
Cook Inlet Energy, LLC	Bylaws (2007) Response Action Contract (2009)	Cook Inlet Spill Prevention and Response, Inc. (“CISPRI”) P.O. Box 7314 Nikiski, Alaska, 99635	Bylaws and spill response agreement
Cook Inlet Energy, LLC	Purchase and Sale Agreement (May 25, 2010) Lease Assignment (effective May 1, 2010)	Buccaneer Alaska, LLC 2500 Tanglewilde Ave, Suite 340 Houston, TX 77063	Assigned leases
Cook Inlet Energy, LLC	Susitna No. 4 Exploration License (February 11, 2011)	State of Alaska Department of Natural Resources 550 W. 7th Ave, Suite 1100 Anchorage, AK 99501	Exploration License
Miller Energy Resources, Inc.	Employment Agreement (July 29, 2013)	Scott M. Boruff c/o Miller Energy Resources, Inc. 9721 Cogdill Road, Suite 302 Knoxville, TN 37932	Employment Agreement with Chief Executive Officer
Miller Energy Resources, Inc.	Employment Agreement (July 29, 2013)	David J. Voyticky c/o Miller Energy Resources, Inc. 9721 Cogdill Road, Suite 302 Knoxville, TN 37932	Employment Agreement with President
Miller Energy Resources, Inc.	Employment Agreement (July 29, 2013)	Deloy Miller c/o Miller Energy Resources, Inc. 9721 Cogdill Road, Suite 302 Knoxville, TN 37932	Employment Agreement with Executive Chairman

Miller Energy Resources, Inc.	Employment Agreement (July 29, 2013)	David M. Hall c/o Miller Energy Resources, Inc. 9721 Cogdill Road, Suite 302 Knoxville, TN 37932	Employment Agreement with Chief Operating Officer
Miller Energy Resources, Inc.	Employment Agreement (July 29, 2013)	Kurt C. Yost c/o Miller Energy Resources, Inc. 9721 Cogdill Road, Suite 302 Knoxville, TN 37932	Employment Agreement with Senior Vice President and General Counsel
Cook Inlet Energy, LLC	Employment Agreement (March 25, 2013)	Conrad Perry c/o Cook Inlet Energy, LLC 601 W. 5th Avenue, Suite 310 Anchorage, AK 99501	Employment Agreement with Vice President and Drilling Manager
Miller Energy Resources, Inc.	Mutual Settlement and Release Agreement (January 24, 2014)	CNX Gas Company, LLC 1000 Consol Energy Drive CNX Center Canonsburg, PA 15317	Agreement settling lawsuit
Miller Energy Resources, Inc.	Employment Agreement (February 12, 2014)	John M. Brawley c/o Miller Energy Resources, Inc. 9721 Cogdill Road, Suite 302 Knoxville, TN 37932	Employment Agreement with Chief Financial Officer
Miller Energy Resources, Inc.	Amended Consulting Agreement (September 18, 2013)	Highgate Capital, LLC 82 North Franklin Turnpike, Ho Ho Kus, NJ 07423	Kevin DeLeon Investor Relations Consulting Agreement
Miller Energy Resources, Inc.	Consulting Agreement	William R. Weakley 8512 Melinda Drive Nashville, Tennessee 37205	Investor Relations Consulting Agreement
Cook Inlet Energy, LLC	Farmout Agreement for ADL 17602 (September 20, 2012)	Hilcorp Alaska, LLC 3800 Centerpoint Drive, Suite 100 Anchorage, AK 99503	Farmout Agreement
Cook Inlet Energy, LLC	Farmout Agreement for ADL 18758 (September 20, 2012)	Hilcorp Alaska, LLC 3800 Centerpoint Drive, Suite 100 Anchorage, AK 99503	Farmout Agreement
Miller Energy Resources, Inc.	Lease Agreement (dated June 24, 2011)	Pellissippi Pointe II, LLC 9721 Cogdill Road Knoxville, TN 37932	Lease Agreement for corporate headquarters (third floor)
Cook Inlet Energy, LLC	Office Lease Agreement, (effective April 15, 2010) Fourth Amendment (effective April 15, 2013)	Peach Investments, LLC 3000 C Street Suite 105 Anchorage, AK 99503	Lease Agreement for office, as amended
Miller Energy Resources, Inc.	Office Lease Agreement (dated April 21, 2014)	Kinder Morgan, Inc. 1001 Louisiana Street Houston, TX 77002	Lease Agreement for Houston Office
Cook Inlet Energy, LLC	Daywork Drilling Contract (May 8, 2013)	Patterson-UTI Drilling Company LLC 1125 17th Street, Suite 800 Denver, CO 80202	Rig rental contract

Cook Inlet Energy, LLC	Letter Agreement extending Daywork Drilling Contract (September 6, 2013)	Patterson-UTI Drilling Company LLC 1125 17th Street, Suite 800 Denver, CO 80202	Extension of Rig rental contract
Cook Inlet Energy, LLC	Purchase and Sale Agreement (November 22, 2013)	Armstrong Cook Inlet, LLC, GMT Exploration Company, LLC, Dale Resources Alaska, LLC, Jonah Gas Company, LLC and Nerd Gas Company, LLC 1421 Blake Street Denver, CO 80202	North Fork Purchase and Sale Agreement
Miller Energy Resources, Inc.	At Market Issuance Sales Agreement (October 12, 2013)	MLV & Co. LLC 1251 Avenue of the Americas 41st Floor New York, NY 10020	Series C Preferred Stock At The Market Sales Agreement
Miller Energy Resources, Inc.	At Market Issuance Sales Agreement (October 17, 2013)	MLV & Co. LLC 1251 Avenue of the Americas 41st Floor New York, NY 10020	Series D Preferred Stock At The Market Sales Agreement
Miller Energy Resources, Inc.	Capital Lease for Rig 36 (May 9, 2014)	First National Capital, LLC 1029 Highway 6 North, Suite 650-283 Houston, TX 77079	Master Equipment Lease Agreement, Equipment Schedule No. 1, Interim Lease Schedule
Miller Energy Resources, Inc.	Agreement and Plan of Merger	Savant Alaska, LLC 7501 Village Square Drive, Suite 102 Castle Rock, CO 80108	Merger Agreement among Savant Alaska, LLC, Miller Energy Resources, Inc., and SA Operating Company, LLC
Miller Energy Resources, Inc.	Promissory Note	Gunsight Holdings L.L.C 4030 South Pipkin Road, Suite 100 Lakeland, FL 33811	Promissory Note for Financing of Gunsight Purchase
ENSTAR Natural Gas Company	Gas Sales Agreement	ENSTAR Natural Gas Company PO Box 190288 Anchorage, AK 99519	Contract for Sale of Natural Gas

SCHEDULE 9.02
EXISTING DEBT

Description	Type	Amount
Amended and Restated Apollo Credit Facility (Includes accrued interest through May 30, 2014	Term Loan between Borrower and Apollo Investment Corp. (Apollo Credit Facility (February 3, 2014))	$178,371,808

Pellissippi Pointe, LLC	Term Loan Guarantee between Borrower and FSGBank, National Association - Knoxville (July 12, 2012)	$849,218
Pellissippi Pointe II, LLC	Term Loan Guarantee between Borrower and FSGBank, National Association - Knoxville (July 12, 2012)	$1,846,356
Osprey Platform	Performance Bond Agreement between Cook Inlet Energy, LLC and State of Alaska, Department of Natural Resources (March 11, 2011)	$18,000,000
Gunsight Holdings L.L.C.	Promissory Note for Purchase Price of Gunsight Lease	$962,139
First National Capital, LLC	Capital Lease for Purchase and Modifications to Rig 36	$2,718,555

SCHEDULE 9.05
EXISTING INVESTMENTS

Guarantee of Pellissippi Pointe, LLC and Pellissippi Pointe II, LLC’s Debt. On June 24, 2011, the Borrower acquired a 48% minority interest in Pellissippi Pointe I, LLC and Pellissippi Pointe II, LLC for total cash consideration of $400,000. In connection with the transaction, the Borrower executed a five-year lease agreement with the investee and relocated its corporate offices to the new facility on November 7, 2011. Borrower does not exercise control over the financial and operating decisions made by the entities. On July 12, 2012, the Borrower signed a direct guarantee for 55% of the $5,074,000 outstanding loan obligations with FSG Bank for the Pellissippi Pointe equity investment.

Armstrong Cook Inlet, LLC and Anchor Point Energy, LLC Acquisition. November 22, 2013, CIE entered into a Purchase and Sale Agreement by and among Armstrong Cook Inlet, LLC (“Armstrong”), GMT Exploration Company, LLC, Dale Resources Alaska, LLC, Jonah Gas Company, LLC and Nerd Gas Company, LLC (together, the “Sellers”) and CIE (the “Purchase Agreement”). The Purchase Agreement contemplated the acquisition by CIE of (i) a 100% working interest in oil and gas properties and related leases (consisting of approximately 15,465 net acres) in the Cook Inlet region of the State of Alaska, together with other associated rights, interests and assets (collectively, the “Properties”) and (ii) all the issued and outstanding membership interests (the “Anchor Point Equity”) of Anchor Point Energy, LLC, a limited liability company owning certain pipeline facilities and related assets which service the Properties, for $56.6 million in cash and $5.0 million of the Company’s 10.5% Fixed Rate/Floating Rate Series D Cumulative Redeemable Preferred Stock (the “Preferred Stock”) (this acquisition collectively, the “North Fork Acquisition”).

On February 4, 2014, CIE completed the North Fork Acquisition pursuant to the Purchase Agreement. The acquisition was deemed by the parties to have an effective date of January 31, 2014. As the transfer of the Anchor Point Equity will require certain regulatory approvals (as contemplated by the terms of the Purchase Agreement) that portion of the transaction closed into escrow, pending receipt of those final approvals. Accordingly the Preferred Stock, which was allocated to the acquisition of the Anchor Point Equity, was placed in escrow by the parties and will be held there pending completion of the transfer. CIE is currently in the process of having itself designated as the operator of the North Fork Unit and obtaining the approval of the State of Alaska of the transfer of state-owned leases that form a portion of the Properties to CIE.

SCHEDULE 9.13
TRANSACTIONS WITH AFFILIATES

On June 24, 2011, we entered into a five year lease for our corporate office space with Pellissippi Pointe II, LLC, a limited liability company of which we own 48%. On January 31, 2012, we entered into a forty-four month lease for additional office space with the same entity.

SCHEDULE 9.17
SWAP AGREEMENTS

Miller Energy Resources, Inc.	Hedging Agreement (ISDA International Swaps and Derivatives Association, Inc. Master Agreement) dated December 17, 2013, between Cargill, Incorporated and Miller Energy Resources, Inc.	Cargill, Incorporated (acting through its Cargill Risk Management Business Unit) 9350 Excelsior Blvd. Hopkins, MN 55343

Counter Party	Type	Price per Bbl	Term (Months)	Effective Date	Termination Date	Volume	As of 1/28/14 MTM Value (Liability)
Cargill, Incorporated	Brent Crude	108.91	1	1/1/2014	1/31/2014	17,000	31,558
Cargill, Incorporated	Brent Crude	108.22	1	2/1/2014	2/28/2014	15,000	17,098
Cargill, Incorporated	Brent Crude	108.22	2	3/1/2014	4/30/2014	34,000	59,479
Cargill, Incorporated	Brent Crude	107.12	3	5/1/2014	7/31/2014	51,000	82,310
Cargill, Incorporated	Brent Crude	105.82	1	8/1/2014	8/31/2014	17,000	21,252
Cargill, Incorporated	Brent Crude	105.82	1	9/1/2014	9/30/2014	16,000	26,964
Cargill, Incorporated	Brent Crude	105.82	1	10/1/2014	10/31/2014	17,000	35,215
Cargill, Incorporated	Brent Crude	104.66	3	11/1/2014	1/31/2015	51,000	82,247
Cargill, Incorporated	Brent Crude	103.31	1	2/1/2015	2/28/2015	15,000	14,972
Cargill, Incorporated	Brent Crude	103.31	2	3/1/2015	4/30/2015	34,000	54,327
Cargill, Incorporated	Brent Crude	101.91	3	5/1/2015	7/31/2015	51,000	58,207
Cargill, Incorporated	Brent Crude	100.50	1	8/1/2015	8/31/2015	17,000	9,001
Cargill, Incorporated	Brent Crude	100.50	1	9/1/2015	9/30/2015	16,000	14,416
Cargill, Incorporated	Brent Crude	100.50	1	10/1/2015	10/31/2015	17,000	21,810
Cargill, Incorporated	Brent Crude	99.10	3	11/1/2015	1/31/2016	51,000	30,621
Cargill, Incorporated	Brent Crude	97.79	1	2/1/2016	2/29/2016	16,000	1,010
Cargill, Incorporated	Brent Crude	96.79	2	3/1/2016	4/30/2016	34,000	16,689
Cargill, Incorporated	Brent Crude	96.76	3	5/1/2016	7/31/2013	51,000	3,527
Cargill, Incorporated	Brent Crude	95.77	1	8/1/2016	8/31/2016	17,000	(7,679)
Cargill, Incorporated	Brent Crude	95.77	1	9/1/2016	9/30/2016	16,000	(3,602)
Cargill, Incorporated	Brent Crude	95.77	1	10/1/2016	10/31/2016	17,000	(16)
Cargill, Incorporated	Brent Crude	94.98	2	11/1/2016	12/31/2016	17,000	(16,667)

*For swaps with a term of more than one month, the volume is divided equally over the term of the swap, by month.